Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT,

dated as of May 24, 2006

among

ADVANSTAR COMMUNICATIONS INC.,
as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as the Administrative Agent
for the Lenders,

CREDIT SUISSE SECURITIES (USA) LLC,

as a Joint Lead Arranger, Joint Bookrunner and Syndication Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Joint Lead Arranger and Joint Bookrunner

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Documentation Agent for the Lenders

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms
SECTION 1.2 Use of Defined Terms
SECTION 1.3 Cross-References
SECTION 1.4 Accounting and Financial Determinations.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES,
NOTES AND LETTERS OF CREDIT

SECTION 2.1 Loans; Commitments
SECTION 2.1.1 Term Loans
SECTION 2.1.2 Revolving Loan Commitment and Swing Line Loan Commitment
SECTION 2.1.3 Letter of Credit Commitment
SECTION 2.1.4 Lenders Not Permitted or Required to Make the Loans
SECTION 2.1.5 Issuer Not Permitted or Required to Issue Letters of Credit
SECTION 2.1.6 Assignment and Reallocation of Commitments
SECTION 2.2 Changes in Commitment Amount
SECTION 2.2.1 Reduction of Commitment Amount
SECTION 2.2.2 Increases in Revolving Loan Commitment Amount; Additional Term Loan Commitments
SECTION 2.3 Borrowing Procedures and Funding Maintenance
SECTION 2.3.1 Term Loans and Revolving Loans
SECTION 2.3.2 Swing Line Loans
SECTION 2.4 Continuation and Conversion Elections
SECTION 2.5 Funding
SECTION 2.6 Issuance Procedures
SECTION 2.6.1 Other Lenders’ Participation
SECTION 2.6.2 Disbursements; Conversion to Revolving Loans
SECTION 2.6.3 Reimbursement
SECTION 2.6.4 Deemed Disbursements
SECTION 2.6.5 Nature of Reimbursement Obligations

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SECTION 2.7 Register; Notes.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments; Application.
SECTION 3.1.1 Repayments and Prepayments
SECTION 3.1.2 Application
SECTION 3.2 Interest Provisions
SECTION 3.2.1 Rates
SECTION 3.2.2 Post-Maturity Rates
SECTION 3.2.3 Payment Dates
SECTION 3.3 Fees
SECTION 3.3.1 Commitment Fees
SECTION 3.3.2 Administrative Agent Fee
SECTION 3.3.3 Letter of Credit Fee

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1 LIBO Rate Lending Unlawful
SECTION 4.2 Deposits Unavailable
SECTION 4.3 Increased LIBO Rate Loan Costs, etc
SECTION 4.4 Funding Losses
SECTION 4.5 Increased Capital Costs
SECTION 4.6 Taxes
SECTION 4.7 Payments, Computations, etc
SECTION 4.8 Sharing of Payments
SECTION 4.9 Setoff
SECTION 4.10 Mitigation
SECTION 4.11 Replacement of Lenders

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND TO
FUTURE CREDIT EXTENSIONS

SECTION 5.1 Effectiveness
SECTION 5.1.1 Resolutions, etc
SECTION 5.1.2 Delivery of Notes
SECTION 5.1.3 Opinions of Counsel
SECTION 5.1.4 Fees, Costs, Expenses, Interest etc
SECTION 5.1.5 Affirmation and Consent
SECTION 5.1.6 Satisfactory Legal Form
SECTION 5.2 All Credit Extensions
SECTION 5.2.1 Compliance with Warranties, No Default, etc
SECTION 5.2.2 Credit Extension Request

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1 Organization, etc
SECTION 6.2 Due Authorization, Non-Contravention, etc
SECTION 6.3 Government Approval, Regulation, etc
SECTION 6.4 Validity, etc
SECTION 6.5 Financial Information
SECTION 6.6 No Material Adverse Change
SECTION 6.7 Litigation, etc
SECTION 6.8 Subsidiaries
SECTION 6.9 Ownership of Properties
SECTION 6.10 Taxes
SECTION 6.11 Pension and Welfare Plans
SECTION 6.12 Environmental Matters
SECTION 6.13 Regulations U and X
SECTION 6.14 Accuracy of Information
SECTION 6.15 Solvency

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants
SECTION 7.1.1 Financial Information, Reports, Notices, etc
SECTION 7.1.2 Compliance with Laws, etc
SECTION 7.1.3 Maintenance of Properties
SECTION 7.1.4 Insurance
SECTION 7.1.5 Books and Records
SECTION 7.1.6 Environmental Covenant
SECTION 7.1.7 Future Subsidiaries
SECTION 7.1.8 Future Acquisitions of Leased, Real or Other Property
SECTION 7.1.9 Use of Proceeds, etc
SECTION 7.1.10 [Intentionally Omitted]
SECTION 7.1.11 Intellectual Property
SECTION 7.1.12 [Intentionally Omitted]
SECTION 7.1.13 Material Subsidiaries
SECTION 7.2 Negative Covenants
SECTION 7.2.1 Business Activities
SECTION 7.2.2 Indebtedness
SECTION 7.2.3 Liens
SECTION 7.2.4 [Intentionally Omitted]
SECTION 7.2.5 Investments
SECTION 7.2.6 Restricted Payments, etc.
SECTION 7.2.7 [Intentionally Omitted]
SECTION 7.2.8 Consolidation, Merger, etc
SECTION 7.2.9 Asset Dispositions, etc
SECTION 7.2.10 [Intentionally Omitted]
SECTION 7.2.11 Transactions with Affiliates
SECTION 7.2.12 Negative Pledges, Restrictive Agreements, etc
SECTION 7.2.13 Securities of Subsidiaries
SECTION 7.2.14 Restricted Subsidiaries
SECTION 7.2.15 Designation of Senior Indebtedness; Maintenance of Lien Priority

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1 Listing of Events of Default
SECTION 8.1.1 Non-Payment of Obligations
SECTION 8.1.2 Breach of Warranty
SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations
SECTION 8.1.4 Non-Performance of Other Covenants and Obligations
SECTION 8.1.5 Default on Other Indebtedness
SECTION 8.1.6 Judgments
SECTION 8.1.7 Pension Plans
SECTION 8.1.8 Change in Control
SECTION 8.1.9 Bankruptcy, Insolvency, etc
SECTION 8.1.10 Impairment of Security, etc
SECTION 8.1.11 [Intentionally Omitted]
SECTION 8.2 Action if Bankruptcy, etc
SECTION 8.3 Action if Other Event of Default

ARTICLE IX

THE AGENTS

SECTION 9.1 Actions
SECTION 9.2 Funding Reliance, etc
SECTION 9.3 Exculpation; Notice of Default
SECTION 9.4 Successor
SECTION 9.5 Credit Extensions by each Agent
SECTION 9.6 Credit Decisions
SECTION 9.7 Copies, etc
SECTION 9.8 The Syndication Agent and the Administrative Agent
SECTION 9.9 Documentation Agent
SECTION 9.10 Additional Loans; Secured Indebtedness

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ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, etc
SECTION 10.2 Notices
SECTION 10.3 Payment of Costs and Expenses
SECTION 10.4 Indemnification
SECTION 10.5 Survival
SECTION 10.6 Severability
SECTION 10.7 Headings
SECTION 10.8 Execution in Counterparts; Effectiveness
SECTION 10.9 Governing Law; Entire Agreement
SECTION 10.10 Successors and Assigns
SECTION 10.11 Sale and Transfer of Loans and Commitments; Participations in Loans
SECTION 10.11.1 Assignments
SECTION 10.11.2 Participations
SECTION 10.12 Other Transactions
SECTION 10.13 Forum Selection and Consent to Jurisdiction
SECTION 10.14 Waiver of Jury Trial
SECTION 10.15 Confidentiality
SECTION 10.16 Patriot Act
SECTION 10.17 Public Information

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages and Administrative Information

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term Note
EXHIBIT A-3	-	Form of Swing Line Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Amendment Effective Date Certificate
EXHIBIT E	-	[Intentionally Omitted]
EXHIBIT F	-	Form of Lender Assignment Agreement
EXHIBIT G-1	-	Form of AHC Guaranty and Pledge Agreement
EXHIBIT G-2	-	Form of Holdco Guaranty and Pledge Agreement
EXHIBIT G-3	-	Form of Borrower Pledge and Security Agreement
EXHIBIT G-4	-	Form of Subsidiary Pledge and Security Agreement
EXHIBIT H	-	Form of Subsidiary Guaranty

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 24, 2006, is by and among ADVANSTAR COMMUNICATIONS INC., a New York corporation (the “Borrower”), the various financial institutions as are or may become parties hereto (collectively, the “Lenders”), CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”) as a Joint Lead Arranger, Joint Bookrunner and Syndication Agent (in such capacity, the “Syndication Agent”) for the Lenders, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as a Joint Lead Arranger and Joint Bookrunner (together with CS Securities, in such capacities, the “Lead Arrangers”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“Credit Suisse”)(as successor to Bank of America N.A.), as administrative agent (in such capacity, the “Administrative Agent”, and collectively with the Syndication Agent, the “Agents”) for the Lenders and WELLS FARGO BANK, NATIONAL ASSOCIATION., as documentation agent (in such capacity, the “Documentation Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of October 11, 2000 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, various financial institutions as lenders (the “Existing Lenders”), DLJ Capital Funding, Inc. (“DLJ Capital Funding”, the predecessor of Credit Suisse), as lead arranger and as syndication agent for the Existing Lenders, Fleet National Bank (the predecessor of Bank of America, N.A.), as administrative agent for the Existing Lenders, and DLJ Capital Funding, as documentation agent for the Existing Lenders, the Existing Lenders, on the terms and subject to the conditions set forth therein, committed to make extensions of credit to the Borrower and did extend a revolving loan commitment, letter of credit commitment and swing line loan commitment and made the Initial Term-A Loans and the Initial Term-B Loans (each as defined in the Existing Credit Agreement);

WHEREAS, pursuant to the terms of the Existing Credit Agreement, all outstanding Initial Term-A Loans and Initial Term-B Loans (so defined) have been prepaid prior to the Amendment Effective Date and no outstanding Term Loan Commitments remain under the Existing Credit Agreement;

WHEREAS, on the Amendment Effective Date, there are no Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement;

WHEREAS, in connection with the ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, the Borrower has requested that the Revolving Loan Commitment Amount be continued and reduced to an amount equal to $50,000,000 and that a new Term Loan be made to the Borrower on the Amendment Effective Date in the amount of $10,000,000;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms of this Agreement, and the Lenders and the Existing Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety to read as set forth herein, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrower under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement and (b) the Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement);

WHEREAS, all Obligations are and shall continue to be secured by, among other things, the Pledge Agreements and shall continue to be guaranteed by each Guarantor; and

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is, upon satisfaction (or waiver in accordance with Section 10.1) of the conditions set forth in Section 5.2,  hereby amended and restated in its entirety as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1  Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

 “Additional Revolving Loan Commitment” is defined in Section 2.2.2.

“Additional Revolving Loan Commitment Amount” is defined in Section 2.2.2.

“Additional Term Loan” is defined in Section 2.2.2.

“Additional Term Loan Commitment” is defined in Section 2.2.2.

“Additional Term Loan Commitment Amount” is defined in Section 2.2.2.

“Administrative Agent” is defined in the preamble and includes (y) each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4 and (z) with respect to any date prior to the Amendment Effective Date, Bank of America, N.A. or predecessor Administrative Agent.

“Advanstar.com” means Advanstar.com, Inc., a Delaware corporation.

“Advanstar IH” means Advanstar IH, Inc., a Delaware corporation.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affirmation and Consent” means the Affirmation and Consent to be executed and delivered by each Obligor pursuant to the terms hereof, in form and substance reasonably satisfactory to the Agents.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Agreement” means, on any date, the Existing Credit Agreement as amended and restated hereby and as further amended, supplemented, amended and restated, or otherwise modified from time to time and in effect on such date.

“AHC” means Advanstar Holdings, Corp., a Delaware corporation.

“AHC Guaranty and Pledge Agreement” means the Guaranty and Pledge Agreement, dated as of October 11, 2000, substantially in the form of Exhibit G-1 hereto, executed and delivered by an Authorized Officer of AHC, pursuant to the terms of the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified through the Amendment Effective Date, and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amendment Effective Date” means the date this Agreement becomes effective pursuant to Sections 5.1 and 10.8.

“Applicable Margin” means with respect to the unpaid principal amount of each (i) Swing Line Loan (which shall be borrowed and maintained only as a Base Rate Loan) and each Revolving Loan and Term Loan maintained as a Base Rate Loan, 1.50% per annum, and (ii)each Revolving Loan and Term Loan maintained as a LIBO Rate Loan, 2.50% per annum.

“Assignee Lender” is defined in Section 10.11.1.

“Assignor Lender” is defined in Section 10.11.1.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Restricted Subsidiary or (b) is assumed in connection with an

Investment in or acquisition of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary.

“Authorized Officer” means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

“Base Financial Statements” means (i) the audited consolidated balance sheets of Holdco and its Subsidiaries as at December 31, 2004 and December 31, 2005, and the audited consolidated statements of operations and cash flows of Holdco and its Subsidiaries for the Fiscal Years ended December 31, 2003, December 31, 2004 and December 31, 2005 and (ii) the unaudited consolidated balance sheet as at March 31, 2006 and the related statement of operations and cash flows of Holdco and its Subsidiaries for March 31, 2006.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Board of Directors” means the Board of Directors of any Person, or any authorized Committee of the Board of Directors.

“Borrower” is defined in the preamble.

“Borrower Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of October 11, 2000, substantially in the form of Exhibit G-3 hereto, executed and delivered by an Authorized Officer of the Borrower pursuant to the terms of the Existing Credit Agreement as amended, supplemented, amended and restated or otherwise modified through the Amendment Effective Date, and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrowing” means Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by the relevant Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a LIBO Rate Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means for any period, the sum, without duplication, of (a) the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) the aggregate amount of the principal component of all Capitalized

Lease Liabilities incurred during such period by the Borrower and its Restricted Subsidiaries; provided, however, that Capital Expenditures shall not include (i) any such expenditures or any such principal component funded with any Net Disposition Proceeds of any asset sale permitted under clause (c) of Section 7.2.9 or any asset sale of obsolete or worn out equipment permitted under clause (a)(i) of Section 7.2.9 or (ii) any Investment made under Section 7.2.5 (other than pursuant to clause (d) thereof).

“Capital Stock” means, (a) in the case of a corporation, any and all capital or corporate stock, including shares of preferred or preference stock of such corporation, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in respect of corporate or capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that Earn-outs shall not constitute Capital Stock.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds, in Dollars, into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalent Investment” means, at any time:

(a)           any evidence of Indebtedness, maturing (except in the case of any such Indebtedness acquired in connection with the defeasance (including legal defeasance and covenant defeasance) of Existing Senior Subordinated Notes permitted hereunder) not more than one year after such time, issued directly by the United States or any agency thereof or guaranteed by the United States or any agency thereof;

(b)           commercial paper, maturing not more than nine months from the date of issue, which is (i) rated at least A-l by S&P or P-l by Moody’s and not issued by an Affiliate of any Obligor, or (ii) issued by any Lender (or its holding company);

(c)           any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after such time, maintained with or issued by either (i) a commercial banking institution (including U.S. branches of foreign banking institutions) that has a combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any Lender;

(d)           short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

(e)           repurchase agreements which (i) are entered into with any Person referred to in clause (b) or (c) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody’s and maturing not more than one year after such time, and (ii) are secured by a fully perfected security interest in securities of the type referred to in clause (a) above;

(f)            any money market or similar fund not less than 95% of the assets of which are comprised of any of the items specified in clauses (a) through (e) above and as to which withdrawals are permitted at least every 90 days; or

(g)           in the case of any Restricted Subsidiary organized or having a material place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has a material place of business which are similar to the items specified in clauses (a) through (f) above.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of the Borrower or any of its Restricted Subsidiaries.

“Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any Restricted Subsidiary in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien on the property which is the subject of such Casualty Event which Lien (a) is permitted by Section 7.2.3 and (b) has priority over the Liens securing the Obligations.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means (a) the failure of Holdco (or, following a liquidation, dissolution, merger or consolidation permitted under clause (b) of Section 5.9 of the Holdco Guaranty and Pledge Agreement, AHC) at any time to own, free and clear of all Liens and encumbrances (other than Liens of the types permitted to exist under clauses (b), (d) and (g) of Section 7.2.3), all right, title and interest in 100% of the Voting Stock of the Borrower; (b) except pursuant to a liquidation, dissolution, merger or consolidation permitted under clause (b) of Section 5.9 of the AHC Guaranty and Pledge Agreement, the failure of AHC at any time to own, free and clear of all Liens and encumbrances (other than Liens of the types permitted to exist under clauses (b), (d) and (g) of Section 7.2.3), all right, title and interest in 100% of the Voting Stock of Holdco; (c) (i) prior to a Qualifying IPO, the failure of the DLJ Merchant Banking Partners III, L.P. and certain affiliated investment funds, their Affiliates and members of management of the Borrower and the Restricted Subsidiaries, in the aggregate at any time to own, free and clear of all Liens and encumbrances (other than Liens of the types permitted to exist under clause (d) or (g) of Section 7.2.3) all right, title and interest in at least 51% (on a fully diluted basis) of the economic and voting interest in the Voting Stock of AHC or (ii) after the consummation of a Qualifying IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than the greater of (x) 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of such entity and (y) the percentage of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock; or (d) the occurrence of a “Change of Control” or similar term (in each case, as defined in any document governing the Existing Senior Notes or the Existing Senior Subordinated Notes, respectively).

“Charter Document” means, relative to any Obligor, its certificate of incorporation, its by-laws or other constituent documents and all shareholder agreements, voting trusts and similar arrangements to which such Obligor is a party applicable to any of its authorized shares of Capital Stock.

“Closing Date” means October 11, 2000, the date of the initial Credit Extension under the Existing Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as the context may require, (a) a Lender’s Revolving Loan Commitment, Letter of Credit Commitment, Additional Revolving Loan Commitment, Term Loan Commitment or Additional Term Loan Commitment or (b) the Swing Line Lender’s Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount, the Term Loan Commitment Amount, the Additional Revolving Loan Commitment Amount, the Additional Term Loan Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Termination Event” means (a) the occurrence of any Event of Default described in clauses (b) through (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries) or (b) the occurrence and continuance of any other Event of Default and either (A) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (B) in the absence of such declaration, the giving of notice to the Borrower by the Administrative Agent, acting at the direction of the Required Lenders, that the Commitments have been terminated.

 “Consolidated JV” is defined in the definition of “Subsidiary”.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA, or for purposes of Section 412 of the Code, Section 414(m) or Section 414(o) of the Code.

“Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender, or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any previously issued Letter of Credit, by any Issuer.

“Credit Suisse” is defined in the preamble hereto.

“CS Securities” is defined in the preamble hereto.

“Current Assets” means, on any date, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date as current assets (excluding, however, amounts due and to become due from Affiliates of the Borrower which have arisen from transactions which are other than arm’s-length and in the ordinary course of its business).

“Current Liabilities” means, on any date, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding current maturities of Indebtedness.

“Debt” means the outstanding principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries that (i) is of the type referred to in clause (a) (provided, however, that any Earn-outs included in Indebtedness under such clause (a) shall be included as “Debt” at the after-tax amount thereof), clause (b) (other than undrawn commercial letters of credit and undrawn letters of credit in respect of workers’ compensation, insurance, performance and surety bonds and similar obligations, in each case incurred in the ordinary course of business) and clause (c), in each case of the definition of “Indebtedness”, and (ii) any Contingent Liability in respect of any of the foregoing types of Indebtedness.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disbursement Due Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer or other conveyance (including by way of merger) of any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Stock of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

“Documentation Agent” is defined in the preamble.

 “Dollar” and the sign “$” mean lawful money of the United States.

“Earn-outs” means any obligations of the Borrower or any of its Restricted Subsidiaries to pay any amounts constituting the payment of deferred purchase price with respect to any acquisition of a business (whether through the purchase of assets or Capital Stock), the amount of which payments is calculated on the basis of, or by reference to, the bona fide financial or other operating performance of such business or specified portion thereof or any other similar arrangement.

“EBITDA” means, for any applicable period, subject to clause (b) of Section 1.4, the sum for the Borrower and its Restricted Subsidiaries on a consolidated basis of

(a)           Net Income;

plus

(b)           the amount deducted in determining Net Income for such period representing non-cash charges or expenses, including depreciation, amortization, non-cash periodic post-retirement benefits (excluding any non-cash charges representing an accrual of or reserve for cash charges to be paid within the next twelve months) and expenses related to employee stock options and stock incentive plans included in the determination of Net Income pursuant to the application of GAAP;

plus

(c)           the amount deducted in determining Net Income for such period representing income taxes (whether paid or deferred);

plus

(d)           the amount deducted in determining Net Income for such period representing interest expense;

minus

(e)           Restricted Payments of the type referred to in clause (c)(i) of Section 7.2.6 made during such period.

“Eligible Institution” means a financial institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose long-term certificate of deposit or long-term senior unsecured debt is rated “BBB” or higher by S&P and “Baa2” or higher by Moody’s or an equivalent or higher rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Engagement Letter” means that certain confidential engagement letter, dated March 30, 2006, by and among CS Securities, GSCP, Credit Suisse and the Borrower.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment or the effect of the environment on human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Proceeds” means any proceeds received by AHC, Holdco, the Borrower or any of their respective Subsidiaries from the sale or issuance by such Person of its Capital Stock or any warrants or options in respect of any such Capital Stock or the exercise of any such warrants or options, in each case pursuant to any such sale, issuance or exercise constituting or resulting from (a) capital contributions to, or Capital Stock issuances by, AHC, Holdco, the Borrower or any of their respective Subsidiaries (exclusive of any such contribution or issuance resulting from a Public Offering or a widely distributed private offering exempted from the registration requirements of Section 5 of the Securities Act of 1933, as amended), (b) any subscription agreement, option plan, incentive plan or similar arrangement with any officer, employee or director of such Person or any of its Subsidiaries, (c) any loan made by AHC, Holdco, the Borrower or any of their respective Subsidiaries pursuant to clause (g) of Section 7.2.5, (d) the sale of any Capital Stock of AHC to any officer, director or employee described in clause (b) above; provided, however, such proceeds do not exceed $15,000,000 in the aggregate, (e) the exercise of any options or warrants issued to any officer, employee or director pursuant to any agreement, plan or arrangement described in clause (b) above or (f) the exercise of any Warrants.

“Exempted Foreign Intercompany Transactions” means with respect to intercompany Investments or Indebtedness made or incurred by the Borrower or any Subsidiary Guarantor, any such Investments or Indebtedness (a) into which any Indebtedness or Investment of any Foreign Subsidiary owing to the Borrower or any Subsidiary Guarantor that was outstanding on the Amendment Effective Date was converted, (b) made as part of, or to finance, any acquisition permitted hereunder, (c) outstanding on the Amendment Effective Date or (d) consisting of transfers of inventory or other assets in the ordinary course of the Borrower’s business.

“Existing Credit Agreement” is defined in the first recital.

“Existing Lenders” is defined in the first recital.

 “Existing Loans” is defined in the first recital.

 “Existing Senior Notes” means the Borrower’s (i) Second Priority Senior Secured Floating Rate Notes due 2008 and (ii) 10¾% Second Priority Senior Secured Notes due 2010 and, in the case of each of clauses (i) and (ii) any Permitted Refinancing Indebtedness in respect thereof.

 “Existing Senior Subordinated Notes” means the Borrower’s 12% Senior Subordinated Notes due 2011 and any Permitted Refinancing Indebtedness in respect thereof.

 “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

 “Filing Statement” means any UCC financing statement (Form UCC-1), UCC amendment or termination statement (Form UCC-3) or other similar statement required pursuant to the Loan Documents.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any twelve-month period ending on December 31 of any calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“GSCP” is defined in the preamble hereto.

“Guarantor” means AHC, Holdco and each Subsidiary Guarantor.

“Hazardous Material” means

(a)           any “hazardous substance”, as defined by CERCLA;

(b)           any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;

(c)           any petroleum product; or

(d)           any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Environmental Law.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under interest rate or currency swap agreements, interest or exchange rate cap agreements and interest or exchange rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Holdco” means Advanstar, Inc., a Delaware corporation.

“Holdco Discount Debentures” means Holdco’s 15% Senior Discount Notes due 2011.

“Holdco Guaranty and Pledge Agreement” means the Guaranty and Pledge Agreement, dated as of October 11, 2000, substantially in the form of Exhibit G-2 hereto, executed and delivered by an Authorized Officer of Holdco pursuant to the terms of the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified through the Amendment Effective Date, and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature, or (b) which relates to the limited scope of examination of matters relevant to such financial statement (except, in the case of matters relating to any acquired business or assets, in respect of the period prior to the acquisition by such Obligor of such business or assets).

“including” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a)           all obligations of such Person for borrowed money or for the deferred purchase price of property or services (exclusive of (i) deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business and (ii) Earn-outs (until such time as the obligation associated with the Earn-out is recorded as a liability on the balance sheet of the Borrower in accordance with GAAP)) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)           all Capitalized Lease Liabilities;

(d)           net liabilities of such Person under all Hedging Obligations;

(e)           whether or not so included as liabilities in accordance with GAAP, all Indebtedness of the types referred to in clauses (a) through (d) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that, to the extent such Indebtedness is limited in recourse to the assets securing such Indebtedness, the amount of such Indebtedness shall be limited to the fair market value of such assets; and

(f)            all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (to the extent such Person is liable for such Indebtedness); provided, however, that, notwithstanding the foregoing, the Indebtedness of the Borrower or any Restricted Subsidiary shall only include the Indebtedness of a Joint Venture to the extent of the Borrower’s or such Restricted Subsidiary’s pro rata ownership of such Joint Venture.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 18, 2003, among the Syndication Agent, the Administrative Agent (as successor to Bank of America, N.A.), the Existing Senior Notes Trustee and the Obligors party thereto, substantially in the form attached as Exhibit J, to the existing Credit Agreement as amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Expense” means, for any applicable period, the aggregate consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (to the extent included in interest expense) up-front fees and expenses and the amortization of all deferred financing costs, plus the amount of dividends declared and actually paid by the Borrower to Holdco to pay interest on the Holdco Discount Debentures.

“Interest Period” means, as to any LIBO Rate Loan, the period commencing on the Borrowing date of such Loan or on the date on which such Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two, three, six or, if consented to by each applicable Lender, nine or twelve months thereafter as selected by the Borrower in its Borrowing Request or its Conversion/Continuation Notice; provided, however, that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period for any Loan shall extend beyond the Stated Maturity Date for such Loan; and

(d)           there shall be no more than ten Interest Periods in effect at any one time.

“Investment” means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers, directors and employees (or individuals acting in similar capacities) made in the ordinary course of business), and (b) any ownership or similar interest (in the nature of Capital Stock) held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means Credit Suisse in its capacity as issuer of Letters of Credit and any Lender as may be designated by the Borrower (and consented to by the Administrative Agent and such Lender, such consent by the Administrative Agent not to be unreasonably withheld) in its capacity as issuer of Letters of Credit.

“Joint Venture” means (a) the ventures entered into pursuant to the Agreement, dated February 3, 1994, between Men’s Apparel Guild in California, Inc. and Fairchild Publications Division of Capital Cities Media, Inc. and (b) Investments made in accordance with clause (q) of Section 7.2.5 in any other Person (including any U.S. Subsidiary of the Borrower) any of whose outstanding Capital Stock is at the time or as a result thereof directly or indirectly owned by the Borrower and the Restricted Subsidiaries and, prior to the making of such Investment, as to whom the Borrower has certified to the Administrative Agent that such Person is to be treated as a Joint Venture for purposes of this Agreement.

“JV Subsidiary” means a Joint Venture that is a Subsidiary of the Borrower.

“Lead Arrangers” is defined in the preamble.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit F hereto.

“Lender Parties” means, collectively, the Lenders, the Issuer, the Agents, the Documentation Agent and the Lead Arrangers.

“Lenders” is defined in the preamble.

“Letter of Credit” is defined in Section 2.1.3.

“Letter of Credit Commitment” means, with respect to any Issuer, such Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.3.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.1.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of

(a)           the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit,

plus

(b)           the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Letters of Credit.

“Leverage Ratio” means, at the end of any Fiscal Quarter, subject to clause (b) of Section 1.4, the ratio of

(a)           total Debt less cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries on a consolidated basis outstanding at such time;

to

(b)           EBITDA for the period of four consecutive Fiscal Quarters ended on such date.

“LIBO Rate” shall mean, for any Interest Period with respect to a LIBO Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/100th of 1%) determined by the Administrative Agent as follows:

LIBO Rate	=	LIBO RATE
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such on Schedule II hereto or in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, with respect to any Lender the highest reserve percentage applicable to such Lender during such Interest Period under regulations issued from time to time by the F.R.S. Board or any successor for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets or liabilities consisting of or including “Eurocurrency Liabilities” (as referred to in Regulation D of the Board) having a term equal to such Interest Period. The LIBOR Rate Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or any other priority or preferential treatment of any kind or nature whatsoever that has the practical effect of creating a security interest in property.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan, an Additional Term Loan or a Swing Line Loan, of any type.

“Loan Document” means this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement, each Borrowing Request, each Issuance Request, the Engagement Letter, each Pledge Agreement, the Subsidiary Guaranty, each Mortgage (upon execution and delivery thereof), the Affirmation and Consent, and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means (a) a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or (c) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to each Secured Party under any Loan Document.

“Material Subsidiary” means (a) any Restricted Subsidiary which holds, owns or contributes, as the case may be, 3% or more of the gross revenues, assets or EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, and (b) any other Restricted Subsidiary designated by the Borrower as a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means, collectively, each Mortgage or Deed of Trust (including amendments or modifications to any mortgages recorded pursuant to the Existing Credit Agreement) executed and delivered pursuant to the terms of this Agreement, including clause (b) of Section 7.1.8, in form and substance reasonably satisfactory to the Agents.

 “Net Disposition Proceeds” means, with respect to any Disposition of any assets of the Borrower or any of its Restricted Subsidiaries and other sales permitted pursuant to clause (a), (b), (d) or (e) of Section 7.2.9, but including any sale or issuance of Capital Stock of any such Subsidiary to any Person other than the Borrower or any of its Restricted Subsidiaries, the excess of

(a)           the sum of the gross cash proceeds received, directly or indirectly, by the Borrower or any of its Restricted Subsidiaries from any such Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Restricted Subsidiary in respect thereof, over

(b)           the sum of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Disposition, (ii) all taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection with such Disposition (including, in the event of a Disposition of non-U.S. assets, any such taxes or other costs or expenses resulting from repatriating any such proceeds to the United States), (iii) payments made by the Borrower or any of its Restricted Subsidiaries to retire Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries that is secured by the assets subject to such Disposition where payment of such Indebtedness is required in connection with such Disposition, (iv) reserves for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by the Borrower and its Restricted Subsidiaries in cash in connection therewith and (v) in the case of any Disposition by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, an amount equal to the product of such gross cash proceeds (as reduced pursuant to clauses (b)(i) through (b)(iv)) multiplied by the percentage equity interest in such Restricted Subsidiary not held, directly or indirectly, by the Borrower;

provided, however, that if, after the payment of all taxes, purchase price adjustments and retained fixed liabilities with respect to such Disposition, the amount of estimated taxes, purchase price adjustments or retained fixed liabilities, if any, pursuant to clause (b)(ii) or (b)(iv) above exceeded the tax, purchase price adjustment or retained fixed liabilities amount actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall, at such time, constitute Net Disposition Proceeds.

“Net Income” means, for any period, the net income of the Borrower and its Subsidiaries for such period on a consolidated basis, excluding (a) net losses or gains realized in connection with any Disposition of any asset (other than in the ordinary course of business) and (b) extraordinary or non-recurring items; provided, however, that the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Borrower or a Restricted Subsidiary in cash.

 “Non-Consenting Lender” means any Lender that, in response to any request by the Borrower or any Agent to a departure from, waiver of or amendment to any provision of any Loan Document that requires the agreement of all Lenders or all Lenders with respect to a particular Tranche, which departure, waiver or amendment receives the consent of the Required Lenders or the holders of a majority of the Commitments in respect of such Tranche or (if the applicable Commitments shall have expired or been terminated) outstanding Credit Extensions in respect of such Tranche, as the case may be, shall not have given its consent to such departure, waiver or amendment.

“Non-Funding Lender” means a Lender that shall have failed to fund any Loan hereunder that it was required to have funded in accordance with the terms hereof, which Loan was included in any Borrowing in respect of which a majority of the aggregate principal amount of all Loans included in such Borrowing were funded by the Lenders party thereto.

“Non-Recourse Debt” means Indebtedness (a) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated

maturity, and (b) as to which the lenders have been notified that they will not have any recourse to the Capital Stock or assets of the Borrower or any of its Restricted Subsidiaries (other than Capital Stock of Unrestricted Subsidiaries pledged by the Borrower or a Restricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary or any Subsidiary of such Unrestricted Subsidiary); provided, however, that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Borrower or any of its Restricted Subsidiaries if the Borrower or such Restricted Subsidiary was otherwise permitted to incur such guarantee under this Agreement.

“Non-U.S. Lender” means any Lender (including each Assignee Lender) that is not (a) a citizen or resident of the United States, (b) a Person created or organized in or under the laws of the United States or any state thereof, or (c) an estate or trust that is subject to U.S. Federal income taxation regardless of the source of its income.

“Note” means, as the context may require, a Revolving Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with the Loan Documents (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed as a claim in such proceeding).

“Obligor” means the Borrower or any other Person (other than any Secured Party) obligated under any Loan Document.

“Participant” is defined in Section 10.11.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor Person.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, has or within the prior six years has had any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage relating to Term Term Loans or Revolving Loans, as the case may be, as set forth opposite its name in Schedule II hereto or in a Lender Assignment Agreement(s) under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11 or pursuant to Section 2.2.2. A Lender shall not have any Commitment to make Loans of any particular Tranche if its percentage under the respective column heading is zero.

“Permitted Acquisition” means an acquisition by the Borrower or any Restricted Subsidiary of the Capital Stock of any Person incorporated or organized in or under the laws of the United States, any state thereof or the District of Columbia, or all or substantially all of the assets or division or line of a business of a Person that are principally located in the United Sates, in each case in which the following conditions are met:

(a)           immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom;

(b)           all transactions related thereto shall be consummated in all material respects in accordance with applicable laws;

(c)           such acquisition shall be effected in such manner so that the acquired assets or Capital Stock are owned either by the Borrower or a Wholly-Owned Subsidiary of the Borrower and, if effected by merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person;

(d)           such acquisition (if by purchase of Capital Stock) shall be effected in such manner so that, after giving effect thereto, the Borrower directly or indirectly owns at least 85% of the Capital Stock of the acquired Person;

(e)           the provisions of Sections 7.1.7 and 7.1.8 shall have been satisfied; and

(f)            immediately after giving effect to any such acquisition, all or a portion of the consideration for which consists of cash, the sum of (i) cash and Cash Equivalent Investments owned by the Borrower and the Subsidiary Guarantors (neither of which is subject to any Lien, other than Liens permitted by clauses (d) and (g) of Section 7.2.3, Liens constituting “bankers’ liens”, whether arising under common law or by statute in favor of depositary institutions, Liens in favor of the Secured Parties pursuant to a Loan Document and Liens permitted under clause (q) of Section 7.2.3) plus (ii) the unutilized and available amount under the Revolving Loan Commitment Amount,  shall be equal to or excess of $15,000,000.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries then classified as incurred pursuant to Section 7.2.2; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, that if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of the Borrower, then such Permitted Refinancing Indebtedness also must be Indebtedness of the Borrower.

 “Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Pledge Agreement” means, as the context may require, the AHC Guaranty and Pledge Agreement, the Holdco Guaranty and Pledge Agreement, the Borrower Pledge and Security Agreement or the Subsidiary Pledge and Security Agreement.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Public Offering” means, for any Person, any sale after the Amendment Effective Date of the Capital Stock of such Person to the public pursuant to a primary offering registered under the Securities Act of 1933, as amended.

“Qualifying IPO” means the issuance by AHC, Holdco or any direct or indirect parent of AHC or Holdco (including  of its common equity interests) in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its Capital Stock for proceeds of not less than $50,000,000, pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended from time to time, and any successor statute (whether alone or in connection with a secondary public offering).

“Quarterly Payment Date” means the last day of each of March, June, September and December occurring after the Amendment Effective Date, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means any interest rate swap, cap, collar or similar agreement entered into by the Borrower pursuant to the terms of this Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Register” is defined in clause (b) of Section 2.7.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Reinstatement Date” is defined in Section 4.1.

“Related Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means a “release”, as such term is defined in CERCLA.

“Replacement Lender” is defined in Section 4.11.

“Replacement Notice” is defined in Section 4.11.

“Required Lenders” means Lenders holding at least 51% of the Total Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

“Restricted Agreements” is defined in Section 7.2.10.

“Restricted Payments” is defined in Section 7.2.6.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Loan” is defined in clause (a) of Section 2.1.2.

 “Revolving Loan Commitment” is defined in clause (a) of Section 2.1.2.

“Revolving Loan Commitment Amount” means, as the context may required, prior to the Amendment Effective Date, $60,000,000 and on and after the Amendment Effective Date, $50,000,000, as such amount may be increased from time to time pursuant to Section 2.2.2 or reduced from time to time pursuant to Section 2.2.1.

“Revolving Loan Commitment Termination Date” means the earliest of (a)  the third anniversary of the Amendment Effective Date, (b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2.1, and (c) the date on which any Commitment Termination Event occurs.

“Revolving Loan Utilization” means, for any date of determination, the percentage determined by the Administrative Agent which results from dividing (a) the sum of the aggregate principal amount of Revolving Loans outstanding and the Letter of Credit Outstandings on such date by (b) the Revolving Loan Commitment Amount on such date.

“Revolving Note” means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Sale Leaseback Transaction” is defined in Section 7.2.14.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lender Parties and each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

 “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and such Person is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means in the case of any Loan, the third anniversary of the Amendment Effective Date.

“Subject Lender” is defined in Section 4.11.

 “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such Person (irrespective of whether at the time Capital Stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. For purposes of each Loan Document, any Person formed as a result of a Joint Venture (other than a JV Subsidiary) which is consolidated with the Borrower in the financial statements delivered pursuant to Section 7.1.1 (a “Consolidated JV”) shall be deemed to be a Subsidiary of the Borrower for purposes of Sections 6.1, 6.7, 6.9, 6.10, 6.11, 6.12, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.7(a)(ii), 7.2.1, 7.2.2, 7.2.3, 7.2.5, 7.2.6, 7.2.9, 7.2.11, 7.2.12 and 7.2.14 and, to the extent that it relates to any of the foregoing Sections, Article VIII.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that executed and delivered a Subsidiary Guaranty (or a supplement thereto).

“Subsidiary Guaranty” means the Guaranty dated as of October 11, 2000, substantially in the form of Exhibit H hereto, executed and delivered by an Authorized Officer of a Subsidiary Guarantor pursuant to the terms of the Existing Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of October 11, 2000, substantially in the form of Exhibit G-4 hereto, executed and delivered by an Authorized Officer of each Subsidiary Guarantor pursuant to the terms of the Existing Credit Agreement as amended, supplemented, amended and restated or otherwise modified through the Amendment Effective Date, and as further amended, supplemented, amended and restated or otherwise modified from time to time.

“Substantial Subsidiary” means, at any time, one or more Subsidiary Guarantors which hold, own or contribute, as the case may be, in the aggregate, 15% or more of the gross revenues, assets or EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the last day of, or for, the most recently completed period of four consecutive Fiscal Quarters of the Borrower for which, at such time, financial statements shall have been delivered to the Lenders pursuant to this Agreement.

“Swing Line Lender” means the Administrative Agent in its capacity as Swing Line Lender hereunder.

“Swing Line Loan” is defined in clause (b) of Section 2.1.2.

“Swing Line Loan Commitment” is defined in clause (b) of Section 2.1.2.

“Swing Line Loan Commitment Amount” means, on any date, $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.1.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Syndication Agent” is defined in the preamble.

“Taxes” is defined in Section 4.6.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan pursuant to Section 2.1.1 and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Term Loan Commitments as of the Amendment Effective Date shall not exceed the Term Loan Commitment Amount.

“Term Loan Commitment Amount” means $10,000,000.

“Term Loan” is defined in Section 2.1.1.

“Term Loans” means, collectively, the Term Loans made pursuant to Section 2.1.1 and the Additional Term Loans made pursuant to Section 2.2.2.

“Term Note” means a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated, expired or Cash Collateralized, all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

“Total Exposure Amount” means, on any date of determination, (a) with respect to any provision of this Agreement other than the declaration of the acceleration of the maturity of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable pursuant to Section 8.3, the sum of (i) the aggregate principal amount of all Term Loans outstanding at such time and (ii) (A) the then effective Revolving Loan Commitment Amount, if there are any Revolving Loan Commitments then outstanding, or (B) if all Revolving Loan Commitments shall have expired or been terminated, the sum of (1) the aggregate principal amount of all Revolving Loans and Swing Line Loans outstanding at such time and (2) the Letter of Credit Outstandings at such time; and (b) with respect to the declaration of the acceleration of the maturity of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable pursuant to Section 8.3, the sum of (i) the aggregate principal amount of all Loans outstanding at such time and (ii) the Letter of Credit Outstandings at such time.

“Tranche” means, as the context may require, the Loans or Commitments constituting Revolving Loans or Revolving Loan Commitments, Term Loans or Term Loan Commitments, Additional Term Loans or Additional Term Loan Commitments, or Swing Line Loans or the Swing Line Loan Commitment.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if, with respect to any Filing Statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:  (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no Default or Event of Default would be in existence following such designation.

“U.S. Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized in or under the laws of the United States, any state thereof or the District of Columbia.

“Voting Stock” means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have a general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees (or Persons performing similar functions) of such Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, and to which the Borrower has any liability.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (and all rights and options to purchase such Capital Stock) of which, other than directors’ qualifying shares, are owned, beneficially and of record, by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.2  Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3  Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4  Accounting and Financial Determinations.

(a)           Unless otherwise specified and subject to clause (b) of this Section 1.4, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Restricted Subsidiaries delivered to the Lenders (“GAAP”); provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the definition of EBITDA, Leverage Ratio, Capital Expenditure, Net Income or Interest Expense to eliminate the effect of any change in GAAP on the operation of such definition or clause (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such definition or clause for such purpose), then such definitions and clauses shall be applied, on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or clause is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b)           For purposes of computing the Leverage Ratio (and any financial calculations required to be made or included within such ratio) as of any day, all components of such ratio, for the period of four Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or Disposed of by the Borrower or any of its Subsidiaries (including through mergers or consolidations) after the first day of such period of four Fiscal Quarters and on or prior to such day, as determined in good faith by the Borrower on a pro forma basis for such period of four Fiscal Quarters as if such acquisition or Disposition (and, in the case of a Disposition, the application of the proceeds thereof as contemplated by the Borrower and notified to the Administrative Agent with five Business Days after the consummation of such acquisition or Disposition) had occurred on the first day of such period (including cost savings that would have been realized had such acquisition occurred on such day and which inclusion when not otherwise permitted under GAAP has been approved by a majority of the board of directors of Holdco).

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES,
NOTES AND LETTERS OF CREDIT

SECTION 2.1  Loans; Commitments. On the terms and subject to the conditions of this Agreement,

(a)           each Lender severally agrees to make Loans (other than Swing Line Loans) pursuant to each of its Commitments and the Swing Line Lender agrees to make Swing Line Loans pursuant to the Swing Line Loan Commitment, in each case as described in this Section 2.1; and

(b)           each Issuer severally agrees that it will issue Letters of Credit pursuant to Section 2.1.3, and each other Lender that has a Revolving Loan Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

SECTION 2.1.1  Term Loans. On the Amendment Effective Date, each Lender will make a Term Loan (relative to such Lender, its “Term Loan”) to the Borrower equal to such Lender’s Percentage of the aggregate Borrowing or Borrowings of  Term Loans requested by the Borrower to be made on such date pursuant to the Term Loan Commitment. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Amendment Effective Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date. No amounts paid or prepaid with respect to Term Loans may be reborrowed.

SECTION 2.1.2  Revolving Loan Commitment and Swing Line Loan Commitment. From time to time on any Business Day occurring on or after the Amendment Effective Date but prior to the Revolving Loan Commitment Termination Date,

(a)           each Lender will make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing or Borrowings of Revolving Loans requested by the Borrower to be made on such day (with the Commitment of each Lender described in this clause referred to as its “Revolving Loan Commitment”). On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

(b)           the Swing Line Lender will make a loan (a “Swing Line Loan”) to the Borrower equal to the principal amount of the Swing Line Loan requested by the Borrower to be made on such day (with the Commitment of the Swing Line Lender described in this clause referred to as its “Swing Line Loan Commitment”). On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Swing Line Loans.

SECTION 2.1.3  Letter of Credit Commitment. From time to time on any Business Day occurring on or after the Amendment Effective Date but no later than thirty days prior to the Revolving Loan Commitment Termination Date, the applicable Issuer will (a) issue one or more standby or commercial letters of credit (each referred to as a “Letter of Credit”) for the account of the Borrower or any of its Restricted Subsidiaries in the Stated Amount requested by the Borrower on such day, or (b) extend the Stated Expiry Date of an existing standby or commercial Letter of Credit previously issued hereunder to a date not later than the earlier of (i) five Business Days prior to the Stated Maturity Date for Revolving Loans and (ii) one year from the date of such extension (subject to automatic renewal provisions); provided, however, that, notwithstanding the terms of this clause (b)(ii), a Letter of Credit may, if required by the beneficiary thereof, contain automatic renewal provisions pursuant to which the Stated Expiry Date shall be automatically extended (to a date not beyond the date specified in clause (b)(i) above), unless notice to the contrary shall have been given to the beneficiary prior to the then existing Stated Expiry Date in accordance with the terms specified in such Letter of Credit by the applicable Issuer or the account party of such Letter of Credit (which notice by the account party shall also have been provided to the applicable Issuer in writing).

SECTION 2.1.4  Lenders Not Permitted or Required to Make the Loans. No Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make

(a)           any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all the Revolving Loans of all the Lenders with Revolving Loan Commitments, together with the Letter of Credit Outstandings and the aggregate outstanding principal amount of all Swing Line Loans, would exceed the then existing Revolving Loan Commitment Amount; or

(b)           any Swing Line Loan if, after giving effect thereto (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount, or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount.

SECTION 2.1.5  Issuer Not Permitted or Required to Issue Letters of Credit. No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount, or (b) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount.

SECTION 2.1.6  Assignment and Reallocation of Commitments. On the Amendment Effective Date, each Existing Lender’s portion of the Revolving Loan Commitment Amount shall be adjusted to reflect the reduction in the Revolving Loan Commitment Amount from the “Revolving Loan Commitment Amount” under (and as defined in) the Existing Credit Agreement, and each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each other Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Existing Credit Agreement and each other Loan Document in respect of such Existing Lender’s so adjusted portion of Revolving Loan Commitments under (and as defined in) the Existing Credit

Agreement, such that, after giving effect to the foregoing assignment and delegation, each Lender’s Percentages of the Revolving Loan Commitments will be as set forth opposite such Person’s name on Schedule II hereto.

(a)           Each Existing Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section, the rights and obligations being assigned and sold by such Existing Lender are free and clear of any Lien created by such Existing Lender.

(b)           Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Existing Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Credit Agreement or any other Loan Document or (B) the financial condition of any Obligor or the performance by any Obligor of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.

(c)           The Borrower, each of the Existing Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Amendment Effective Date, have all of the rights and obligations as a Lender in respect of the Revolving Loan Commitments and Loans purchased and assumed, or retained, by it, to the extent of the rights and obligations so purchased and assumed, or retained, by it.

SECTION 2.2  Changes in Commitment Amount. The Borrower may reduce any Commitment Amount (and, in the case of a Revolving Loan Commitment Amount, such amount shall be automatically reduced) or, subject to Section 2.2.2,  request an Additional Term Loan Commitment or Additional Revolving Loan Commitment.

SECTION 2.2.1  Reduction of Commitment Amount. (a)  The Borrower may, from time to time on any Business Day occurring on or after the Amendment Effective Date, voluntarily reduce any Commitment Amount; provided, however, that all such reductions shall require at least three Business Days’ prior notice to the Administrative Agent and shall be permanent, and any partial reduction of any Commitment Amount shall be in an aggregate amount of $500,000 or any larger integral multiple of $100,000. Any such reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount, as the case may be, to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the applicable Issuer or the Swing Line Lender.

SECTION 2.2.2  Increases in Revolving Loan Commitment Amount; Additional Term Loan Commitments. At any time that no Default has occurred and is continuing, the Borrower may notify the Agents that the Borrower is requesting that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other lenders not then a party to this Agreement provide up to an aggregate amount of $90,000,000 in additional Revolving Loan Commitments (any such commitment, an “Additional Revolving Loan Commitment”; and the aggregate amount thereof agreed to be provided by the applicable Lenders or other lenders in response to any such request, an “Additional Revolving Commitment Amount”) and/or commitments to make term loans (each such term loan, an “Additional Term Loan” and any such commitment, an “Additional Term Loan Commitment”; and the aggregate amount thereof agreed to be provided by the applicable Lenders or other lenders in response to any such request, an “Additional Term Loan Commitment Amount”). Upon receipt of such notice, the Administrative Agent shall use commercially reasonable efforts to arrange for the Lenders or other Eligible Institutions to provide such additional Commitments; provided, however, that the Administrative Agent will first offer each of the Lenders a pro rata portion (based upon such Lender’s Percentage of the aggregate amount of Commitments hereunder) of any such additional Commitments. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Commitments. If and to the extent that any Lenders and/or other lenders agree, in their sole discretion, to provide any such additional Commitments, such Additional Revolving Loan Commitment and/or Additional Term Loan Commitment, as the case may be, shall be on terms and conditions satisfactory to the Administrative Agent and (i) in the case of any Additional Term Loan Commitments, (x) such Additional Term Loans shall not have a maturity date prior to the Revolving Loan Commitment Termination Date and (y) any scheduled amortization or mandatory payment provisions can be established only with the consent of the Required Lenders and (ii) in the case of an increase in the Revolving Loan Commitment Amount, (A) the Revolving Loan Commitment Amount shall be increased by the amount of the additional Revolving Loan Commitments agreed to be so provided, (B) the Percentages of the respective Lenders in respect of the increased Revolving Loan Commitment Amount shall be proportionally adjusted (provided, however, that the amount equal to the adjusted Percentage of a Lender in respect of Revolving Loans multiplied by the Revolving Loan Commitment Amount as increased pursuant to clause (A) may not exceed the amount equal to the Percentage of such Lender in respect of Revolving Loans immediately prior to any adjustment made pursuant to this clause (B) multiplied by the Revolving Loan Commitment Amount immediately prior to the corresponding increase thereof pursuant to clause (A) without the consent of such Lender) and such adjustment shall be recorded in the Register and (C) at such time and in such manner as the Borrower and the Administrative Agent shall agree, the Lenders shall assign and assume outstanding Revolving Loans and participations in outstanding Letters of Credit so as to cause the amounts of such Revolving Loans and participations in Letters of Credit held by each Lender with a Percentage in excess of zero of the Revolving Loan Commitment to conform to its Percentage of the Revolving Loan Commitment and (ii) the Borrower shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Agents may reasonably request.

SECTION 2.3  Borrowing Procedures and Funding Maintenance. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1  Term Loans and Revolving Loans. By delivering a Borrowing Request to the Administrative Agent on or before 12:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day’s notice (in the case of Base Rate Loans) or three Business Days’ notice (in the case of LIBO Rate Loans) that a Borrowing be made in an aggregate amount of $500,000 or any larger integral multiple of $100,000, or in the unused amount of the applicable Commitment. No Borrowing Request shall be required, and the minimum aggregate amounts specified under this Section 2.3.1 shall not apply, in the case of Revolving Loans made under clause (b) of Section 2.3.2 to refund Refunded Swing Line Loans or Revolving Loans deemed made under Section 2.6.2 in respect of unreimbursed Disbursements. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m. New York City time, on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. Unless the Administrative Agent shall have received written notice to the contrary prior to the Business Day specified in the Borrowing Request, the Administrative Agent may assume that each Lender will fund its respective Lender’s Percentage of Revolving Loans or Term Loans and may, in reliance upon such assumption, distribute to the Borrower the amount of each such Lender’s Revolving Loans or Term Loans. In such event, if any Lender does not in fact fund its Percentage of any such Revolving Loans or Term Loan Commitment, then the Borrower agrees to repay to the Administrative Agent forthwith on demand the amount so distributed by the Administrative Agent to the Borrower, with interest thereon as computed in accordance with this Agreement, for each day from and including the date such amount is distributed to the Borrower to the date of payment to the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in Section 5.2, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.3.2  Swing Line Loans. (a)  By written or telephonic notice, promptly followed (within one Business Day), in the case of telephonic notice, by the delivery of a confirming Borrowing Request, to the Swing Line Lender and the Administrative Agent on or before 12:00 p.m., New York City time, on the Business Day the proposed Swing Line Loan is to be made, the Borrower may from time to time irrevocably request that a Swing Line Loan be made by the Swing Line Lender in a minimum principal amount of $100,000 or any larger integral multiple of $50,000. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by 3:00 p.m., New York City time, on the Business Day the initial written or telephonic notice is received by it as provided in this clause, to the Borrower by wire transfer to the account the Borrower shall have specified in its notice therefor.

(b)           If  any Default shall occur and be continuing, each Lender with a Revolving Loan Commitment (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender and upon notice from the Administrative Agent, unless such Swing Line Loan shall have been earlier repaid in full, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Percentage in respect of the Revolving Loan Commitments of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”); provided, however, that the Swing Line Lender shall not request, and no Lender with a Revolving Loan Commitment shall make, any such Revolving Loan if, after giving effect to the making of the applicable Refunded Swing Line Loan, the sum of all outstanding Revolving Loans, plus the aggregate amount of all Letter of Credit Outstandings and all Swing Line Loans outstanding, exceeded the then existing Revolving Loan Commitment Amount. On or before 11:00 a.m., New York City time, on the first Business Day following receipt by each Lender of a request to make Revolving Loans as provided in the preceding sentence, each such Lender with a Revolving Loan Commitment shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the aforementioned Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, a Revolving Loan in an amount equal to the Swing Line Lender’s Percentage in respect of the Revolving Loan Commitments of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding as a Revolving Loan of such Lender and to the extent made (or deemed made, in the case of the Swing Line Lender) shall no longer constitute a portion of the applicable Swing Line Loan. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Lender’s obligation (in the case of Lenders with a Revolving Loan Commitment) to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Obligor; (iv) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of this Agreement or any other Loan Document by the Borrower or any Lender; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4  Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice (in the case of a conversion of LIBO Rate Loans to Base Rate Loans) or three Business Days’ notice (in the case of a continuation of LIBO Rate Loans or a conversion of Base Rate Loans into LIBO Rate Loans) nor more than five Business Days’ notice (in the case of any Loans) that all, or any portion in a minimum amount of $500,000 or any larger integral multiple of $100,000, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, continued as LIBO Rate Loans or converted into Base Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of the relevant Lenders, and (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION 2.5  Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan, so long as such action does not result in increased costs to the Borrower; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, affiliate or international banking facility; and provided, further, however, that, except for purposes of determining whether any such increased costs are payable by the Borrower, such Lender shall cause such foreign branch, affiliate or international banking facility to comply with the applicable provisions of clause (b) of Section 4.6 with respect to such LIBO Rate Loan. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank Eurodollar market.

SECTION 2.6  Issuance Procedures. By delivering to the applicable Issuer and the Administrative Agent an Issuance Request on or before 12:00 p.m., New York City time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three Business Days’ notice (or such shorter or longer notice as may be acceptable to the applicable Issuer), in the case of an initial issuance of a Letter of Credit, and not less than three nor more than ten Business Days’ notice (unless a shorter or longer notice period is acceptable to the applicable Issuer) prior to the then existing Stated Expiry Date of a Letter of Credit, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that such Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any of its Restricted Subsidiaries) in such form as may be requested by the Borrower and approved by such Issuer. In the event of any conflict between the terms of the Issuance Request and the terms of this Agreement, the terms of this Agreement shall govern. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement paid under a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary of the Borrower). In the event the Borrower makes a request in respect of a Letter of Credit to be issued by an Issuer other than the Administrative Agent, the Borrower shall submit an Issuance Request to such Issuer with a copy to the Administrative Agent. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (a) five Business Days prior to the Stated Maturity Date for Revolving Loans and (b) one year from the date of its issuance (subject to automatic renewal provisions); provided, however, that, notwithstanding the terms of this clause, a Letter of Credit may, if required by the beneficiary thereof, contain automatic renewal provisions pursuant to which the Stated Expiry Date shall be automatically extended (to a date not beyond the date specified in clause (a) above), unless notice to the contrary shall have been given to the beneficiary prior to the then existing Stated Expiry Date in accordance with the terms specified in such Letter of Credit by the applicable Issuer or the account party of such Letter of Credit (which notice by the account party shall also have been provided to the applicable Issuer in writing). The applicable Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. In the event that the Issuer is other than the Administrative Agent, such Issuer will send by facsimile transmission to the Administrative Agent, promptly on the first Business Day of each week, a complete list of all Letter of Credit activity for such week including such Issuer’s daily maximum amount available to be drawn under the Letters of Credit issued by it for the previous week. The Administrative Agent shall deliver to each Lender upon the issuance of each Letter of Credit, a notice, and upon each payment of the letter of credit fees payable pursuant to Section 3.3.3, a report setting forth the daily maximum amount available to be drawn for all Issuers during such period.

SECTION 2.6.1  Other Lenders’ Participation. Upon the issuance of each Letter of Credit issued by an Issuer pursuant hereto, and without further action, each Lender (other than such Issuer) that has a Revolving Loan Commitment shall be deemed to have irrevocably purchased from such Issuer, to the extent of its Percentage in respect of the Revolving Loan Commitments, and such Issuer shall be deemed to have irrevocably granted and sold to such Lender a participation interest in such Letter of Credit (including any right of the Issuer to receive payment of a Reimbursement Obligation and all rights with respect thereto), and such Lender shall, to the extent of its Percentage in respect of the Revolving Loan Commitments, be responsible for reimbursing promptly (and in any event within one Business Day) the applicable Issuer for Disbursements which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage in respect of the Revolving Loan Commitments, be entitled to receive a ratable portion of the letter of credit fees payable pursuant to the first sentence of Section 3.3.3 with respect to each Letter of Credit and of interest payable pursuant to Section 2.6.2 or 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the applicable Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

SECTION 2.6.2  Disbursements; Conversion to Revolving Loans. The applicable Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any drawing under any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, such Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12:30 p.m., New York City time, on the first Business Day following the Disbursement Date (the “Disbursement Due Date”), the Borrower will reimburse the Administrative Agent, for the account of such Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon at the rate per annum otherwise applicable to Revolving Loans (made as Base Rate Loans) from and including the Disbursement Date to but excluding the Disbursement Due Date and, thereafter (unless such Disbursement is converted into a Base Rate Loan on the Disbursement Due Date), at a rate per annum equal to the rate per annum then in effect with respect to overdue Revolving Loans (made as Base Rate Loans) pursuant to Section 3.2.2 for the period from the Disbursement Due Date through the date of such reimbursement; provided, however, that, if no Default shall have then occurred and be continuing, unless the Borrower has notified the Administrative Agent no later than one Business Day prior to the Disbursement Due Date that it will reimburse such Issuer for the applicable Disbursement, then the amount of the Disbursement shall be deemed to be a Borrowing of Revolving Loans constituting Base Rate Loans and following the giving of notice thereof by the Administrative Agent to the Lenders, each Lender with a Revolving Loan Commitment (other than such Issuer) will deliver to such Issuer on the Disbursement Due Date immediately available funds in an amount equal to such Lender’s Percentage of such Borrowing. Each conversion of Disbursement amounts into Revolving Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Revolving Loans all of the statements set forth in Section 5.2.1 are true and correct.

SECTION 2.6.3  Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse the applicable Issuer with respect to each Disbursement (including interest thereon) not converted into Revolving Loans pursuant to Section 2.6.2, and, upon the Borrower failing or electing not to reimburse such Issuer and the giving of notice thereof by the Administrative Agent to the Lenders, each Lender’s (to the extent it has a Revolving Loan Commitment) obligation under Section 2.6.1 to reimburse such Issuer or fund its Percentage of any Disbursement or to make Revolving Loans in an amount equal to such Lender’s percentage of any Disbursement shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against such Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against such Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding in bankruptcy with respect to the Borrower), then each Lender shall forthwith purchase (as of the date such borrowing would otherwise have occurred) from each Issuer a participation in any unreimbursed Disbursements due to such Issuer in an amount equal to such Lender’s Percentage of the unreimbursed Disbursements due to such Issuer.

SECTION 2.6.4  Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in clauses (b) through (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries) or, with notice from the Administrative Agent acting at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

(a)           an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the applicable Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

(b)           upon notification by the Administrative Agent to the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse the applicable Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the applicable Issuer. At such time as the Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section, together with accrued interest at the Federal Funds Rate, which have not been applied to the satisfaction of such Obligations.

SECTION 2.6.5  Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.6.1, each Lender with a Revolving Loan Commitment, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

(a)           the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)           the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)           failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)           errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e)           any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender with a Revolving Loan Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the applicable Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower, each Obligor and each such Lender, and shall not put such Issuer under any resulting liability to the Borrower, any Obligor or any such Lender, as the case may be.

SECTION 2.7  Register; Notes.

(a)           Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts or any error in any such account made by such Lender shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

(b)           (i)  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary, other than in accordance with Section 10.11. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register in accordance with Section 10.11.

(ii)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a Note of the applicable Tranche evidencing the Loans of such Tranche made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor. The Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11.1) be represented by one or more Notes payable to the order of the payee named therein and its registered assigns. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment and the obligation evidenced thereby in the Register in accordance with Section 10.11.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1  Repayments and Prepayments; Application.

SECTION 3.1.1  Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date thereof. Prior thereto, payments and repayments of Loans shall or may be made as set forth below.

(a)           From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i)            Loans (other than Swing Line Loans); provided, however, that

(A)          any such prepayment of Loans of any Tranche shall be made pro rata among Loans of such Tranche being so prepaid and, if applicable, having the same Interest Period of all Lenders that have made such Loans of such Tranche;

(B)           the Borrower shall comply with Section 4.4 in the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such Loan;

(C)           all such voluntary prepayments shall require at least one Business Day’s notice in the case of Base Rate Loans, three Business Days’ notice in the case of LIBO Rate Loans, but no more than five Business Days’ notice in the case of any Loans, in each case in writing to the Administrative Agent; and

(D)          all such voluntary partial prepayments shall be in an aggregate amount of $500,000 or any larger integral multiple of $100,000 or in the aggregate principal amount of all Loans of the applicable Tranche and type then outstanding; or

(ii)           Swing Line Loans; provided, however, that

(A)          all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 2:00 p.m., New York City time, on the day of such prepayment (such notice to be confirmed in writing by the Borrower within 24 hours thereafter); and

(B)           all such voluntary partial prepayments shall be in an aggregate amount of $100,000 and an integral multiple of $50,000 or in the aggregate principal amount of all Swing Line Loans then outstanding.

(b)           On each date when any reduction in the Revolving Loan Commitment Amount shall become effective, the Borrower shall make a mandatory prepayment of Revolving Loans and (if necessary) Swing Line Loans and (if necessary) Cash Collateralize Letter of Credit Outstandings in an aggregate amount equal to the excess, if any, of the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (ii) the aggregate amount of all Letter of Credit Outstandings over the Revolving Loan Commitment Amount as so reduced.

(c)           Immediately upon any acceleration of the Stated Maturity Date of any Loans or Obligations pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all outstanding Loans and other Obligations, unless, pursuant to Section 8.3, only a portion of all Loans and other Obligations are so accelerated (in which case the portion so accelerated shall be so prepaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No prepayment of principal of any Revolving Loans or Swing Line Loans or Cash Collateralization of Letters of Credit pursuant to this Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount, as the case may be.

SECTION 3.1.2  Application. Each prepayment or repayment of principal of the Loans of any Tranche shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

SECTION 3.2  Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1  Rates. (a)  Each Base Rate Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made or converted to a Base Rate Loan to but excluding the date such Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Loan on such day.

(b)           Each LIBO Rate Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin for such Loan on such day.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. Any term or provision of this Section to the contrary notwithstanding, the Lenders do not intend to charge, and the Borrower shall not be required to pay, any interest in excess of the maximum permitted by applicable law, and any payments in excess of such maximum shall be credited to reduce the principal amount of the Loans.

SECTION 3.2.2  Post-Maturity Rates. After the date any principal amount of any Loan shall have become due and payable (whether on the applicable Stated Maturity Date, upon acceleration or otherwise), or any other monetary Obligation (other than overdue Reimbursement Obligations which shall bear interest as provided in Section 2.6.2) of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of any overdue principal of Loans, overdue interest thereon, overdue commitment fees or other overdue amounts in respect of Loans or other obligations (or the related Commitments) under a particular Tranche, the rate that would otherwise be applicable to Base Rate Loans under such Tranche pursuant to Section 3.2.1 plus 2% and (b) in the case of other overdue monetary Obligations, the rate that would otherwise be applicable to Revolving Loans maintained as Base Rate Loans pursuant to Section 3.2.1 plus 2%.

SECTION 3.2.3  Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a)           on the Stated Maturity Date therefor;

(b)           in the case of a LIBO Rate Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, to the extent of the unpaid interest accrued through such date on the principal so paid or prepaid;

(c)           with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Amendment Effective Date;

(d)           with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period); and

(e)           on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans, Reimbursement Obligations or other monetary Obligations arising under any Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3  Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

SECTION 3.3.1  Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender that has a Revolving Loan Commitment, for each day during the period (including any portion thereof when any of the Lenders’ Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Amendment Effective Date and continuing to but excluding the Revolving

Loan Commitment Termination Date, a commitment fee on such Lender’s Percentage of the unused portion, whether or not then available, of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings) for such day at a rate per annum equal to 0.50%. Such commitment fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Amendment Effective Date, and on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrower to the Lenders.   Payments by the Borrower to the Swing Line Lender in respect of accrued interest on Swing Line Loans shall be net of the commitment fee payable in respect of the Swing Line Lender’s Revolving Loan Commitment.

SECTION 3.3.2  Administrative Agent Fee. The Borrower agrees to pay an annual administration fee to the Administrative Agent, for its own account, in the amount set forth in the Engagement Letter, payable in advance on the Amendment Effective Date and quarterly thereafter.

SECTION 3.3.3  Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each other Lender that has a Revolving Loan Commitment, a letter of credit fee for each day on which there shall be any Letters of Credit outstanding (i) with respect to each standby Letter of Credit, at a rate per annum equal to the then Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, on the Stated Amount of each such Letter of Credit outstanding on such day; and (ii) with respect to each documentary Letter of Credit, 1.25% per annum on the Stated Amount of each such Letter of Credit outstanding on such day, such fees being payable quarterly in arrears on each Quarterly Payment Date. The Borrower further agrees to pay to the applicable Issuer an issuance fee at such rates and on such dates as are agreed between the Borrower and such Issuer.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1  LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, in the absence of manifest error, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, in each case after the date upon which such Lender shall have become a Lender hereunder, makes it unlawful, or any central bank or other governmental authority asserts, after such date, that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any Loans as or to LIBO Rate Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist (with the date of such notice being the “Reinstatement Date”), and (a) all LIBO Rate Loans previously made by such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion and (b) all Loans thereafter made by such Lender and outstanding prior to the Reinstatement Date shall be made as Base Rate Loans, with interest thereon being payable on the same date that interest is payable with respect to the corresponding Borrowing of LIBO Rate Loans made by Lenders not so affected.

SECTION 4.2  Deposits Unavailable. If the Administrative Agent shall have determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in its relevant market, or (b) by reason of circumstances affecting the Administrative Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3  Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans (excluding any amounts, whether or not constituting Taxes, referred to in Section 4.6) arising as a result of any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority that occurs after the date upon which such Lender became a Lender hereunder. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.4  Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan, but excluding any loss of margin after the date of any such conversion, repayment, prepayment or failure to borrow, continue or convert) as a result of (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (b) any Loans not being borrowed as LIBO Rate Loans in accordance with the Borrowing Request therefor, (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor, or (d) any failure by the Borrower to prepay a LIBO Rate Loan on the date specified in a notice of prepayment, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.5  Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, in each case occurring after the applicable Lender became a Lender hereunder, affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments, participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; provided, however, that such Lender may not impose materially greater costs on the Borrower than on other similarly situated borrowers by virtue of any such averaging or attribution method.

SECTION 4.6  Taxes. (a)  All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder or under any other Loan Document (including Reimbursement Obligations, fees and expenses) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority from or through which payments originate or are made or deemed made by or to the Borrower, but excluding (i) any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges imposed on any Lender or either of the Agents by a jurisdiction under the laws of which such Lender or Agent is organized or in which its principal executive office is located, or otherwise as a result of a present or former connection between the applicable lending office (or office through which it performs any of its actions as Lender or Agent) of such Lender or Agent and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Agreement and any Note) or (ii) any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges to the extent that they are in effect and would apply as of the date any Person becomes a Lender or Assignee Lender, or as of the date that any Lender changes its applicable lending office, to the extent such taxes become applicable as a result of such change (other than a change in an applicable lending office made pursuant to Section 4.10 below) (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will (i) pay directly to the relevant taxing authority the full amount required to be so withheld or deducted, (ii) promptly forward to the Administrative Agent an official receipt or other documentation available to the Borrower reasonably satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required, provided, however, that the Borrower shall not be required to pay any such additional amounts in respect of amounts payable to any Lender that is not organized under the laws of the United States or a state thereof to the extent that the related tax is imposed (or an exemption therefrom is not available) as a result of such Lender or Agent failing to comply with the requirements of clause (b) of Section 4.6.

Moreover, if any Taxes are directly asserted against either of the Agents or any Lender with respect to any payment received by such Agents or such Lender hereunder, such Agents or such Lender may pay such Taxes and the Borrower will promptly pay to such Person such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person (including any Taxes on such additional amount) shall equal the amount of such Taxes paid by such Person; provided, however, that the Borrower shall not be obligated to make payment to the Lenders or the Agents (as the case may be) pursuant to this sentence in respect of penalties or interest attributable to any Taxes, if written demand therefor has not been made by such Lenders or the Agents within 60 days from the date on which such Lenders or the Agents knew of the imposition of Taxes by the relevant taxing authority or for any additional imposition which may arise from the failure of the Lenders or the Agents to apply payments in accordance with the tax law after the Borrower has made the payments required hereunder; provided, further, that the Borrower shall not be required to pay any such additional amounts in respect of any amounts payable to any Lender or any Agent (as the case may be) that is not organized under the laws of the United States or a state thereof to the extent the related Tax is imposed as a result of such Lender failing to comply with the requirements of clause (b) of Section 4.6. After the Lenders or the Agents (as the case may be) learn of the imposition of Taxes, such Lenders and the Agents will act in good faith to notify the Borrower of its obligations hereunder as soon as reasonably possible.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

(b)           Each Non-U.S. Lender shall, (i) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an Assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrower and the Administrative Agent, two or more (as the Borrower or the Agents may reasonably request) United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN (or successor forms) establishing the Lender’s exemption from United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Forms W-8BEN and a certificate signed by a duly authorized officer of such Lender representing that such Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes; and (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrower. Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to provide to the Borrower and the Administrative Agent such other applicable forms or certificates as would reduce or eliminate any Tax otherwise applicable.

(c)           If the Borrower determines in good faith that a reasonable basis exists for contesting the imposition of a Tax with respect to a Lender or either of the Agents, the relevant Lender or Agent, as the case may be, shall cooperate with the Borrower in challenging such Tax at the Borrower’s expense if requested by the Borrower; provided, however, that nothing in this Section 4.6 shall require any Lender or Agent to submit to the Borrower or any Person any tax returns or any part thereof, or to prepare or file any tax returns other than as such Lender or Agent in its sole discretion shall determine.

(d)           If a Lender or an Agent shall receive a refund (including any offset or credits from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority) of any Taxes paid by the Borrower pursuant to clause (a) above, such Lender or such Agent (as the case may be) shall promptly pay the Borrower the amount so received, with interest from the taxing authority with respect to such refund, net of any tax liability incurred by such Lender or Agent that is attributable to the receipt of such refund and such interest.

(e)           Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 4.6; provided, however, that nothing in this Section 4.6 shall require any Lender or Agent to take any action which, in the sole discretion of such Lender or Agent, is inconsistent with its internal policy and legal and regulatory restrictions.

(f)            If the Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to clause (a) above as a result of a change of law occurring after the date hereof, then such Lender or Agent, at the request of the Borrower, will change the jurisdiction of its applicable lending office (or office through which it performs any of its actions as Agent) if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not, in the good faith determination of such Lender or Agent, otherwise disadvantageous to such Lender or Agent.

SECTION 4.7  Payments, Computations, etc. Unless otherwise expressly provided, all payments by or on behalf of the Borrower pursuant to any Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lender Parties entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:30 p.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time may be deemed by the Administrative Agent to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender Party its share, if any, of such payments received by the Administrative Agent for the account of such Lender Party. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.8  Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4,  4.5, 10.3 and 10.4) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participation in the Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender in respect of such recovery, to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9  Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clauses (b) through (d) of Section 8.1.9 with respect to any Obligor (other than a Subsidiary that is not a Material Subsidiary) or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then due to it, and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.10  Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

SECTION 4.11  Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If any Lender (a “Subject Lender”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, (b) gives notice pursuant to Section 4.1 requiring a conversion of such Subject Lender’s LIBO Rate Loans to Base Rate Loans or any other change in the basis upon which interest is to accrue in respect of such Subject Lender’s LIBO Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, (c) becomes a Non-Consenting Lender or (d) becomes a Non-Funding Lender, the Borrower may, within 180 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation) or within 180 days of such Lender becoming a Non-Consenting Lender or a Non-Funding Lender, as the case may be, give notice (a “Replacement Notice”) in writing to the Agents and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a “Replacement Lender”) designated in such Replacement Notice. If the Agents shall, in the exercise of their reasonable discretion and within 30 days of their receipt of such Replacement Notice, notify the Borrower and such Subject Lender in writing that the designated financial institution is satisfactory to the Agents (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11.1, all of its Commitments, Loans and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender’s Loans and its Percentage in respect of the Revolving Loan Commitments of all outstanding Disbursements as to which such Lender shall have made payments pursuant to Section 2.6.1, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the designated financial institution or Replacement Lender shall become a “Lender” for all purposes under this Agreement and the other Loan Documents.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND TO
FUTURE CREDIT EXTENSIONS

SECTION 5.1  Effectiveness. The amendment and restatement of the Existing Credit Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

SECTION 5.1.1  Resolutions, etc. The Agents shall have received from the Borrower a certificate, dated the Amendment Effective Date, of its Secretary or Assistant Secretary as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (b) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate each Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

SECTION 5.1.2  Delivery of Notes. The Agents shall have received a Note in respect of each applicable Tranche, for each Lender that has requested a Note of such Tranche, duly executed and delivered by the Borrower.

SECTION 5.1.3  Opinions of Counsel. The Agents shall have received an opinion, dated the Amendment Effective Date and addressed to the Agents and all Lenders, from (i) Davis Polk & Wardwell, special New York counsel to each of the Obligors, and (ii) Heller Ehrman White & McAuliffe LLP, special California counsel to certain of the Obligors, each in form and substance satisfactory to the Agents.

SECTION 5.1.4  Fees, Costs, Expenses, Interest etc. The Lenders, the Agents (including the Syndication Agent) and the Lead Arrangers shall have received, each for its own respective account, or, in the case of the Administrative Agent, for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced. All unpaid interest, fees and other amounts payable under the Existing Credit Agreement accrued through the Amendment Effective Date shall have been paid to the parties thereunder, as applicable, including amounts payable to Lenders pursuant to Section 2.4. To the extent any such amounts are due, all such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Amendment Effective Date.

SECTION 5.1.5  Affirmation and Consent. The Agents shall have received executed counterparts of the Affirmation and Consent, duly executed and delivered by an Authorized Officer of each of the Obligors (other than the Borrower).

SECTION 5.1.6  Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor, shall be reasonably satisfactory in form and substance to the Agents and their counsel; the Agents and their counsel shall have received all information, approvals, opinions, documents or instruments that the Agents or their counsel shall have reasonably requested.

SECTION 5.2  All Credit Extensions. The obligation of each Lender and, if applicable, the Issuer, to make any Credit Extension (including its initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

SECTION 5.2.1  Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a)           the representations and warranties set forth in Article VI and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)           in the case of the making of any Revolving Loan or Swine Line Loan, or the issuance of any Letter of Credit, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, plus (ii) the aggregate amount of all Letter of Credit Outstandings, does not exceed the then existing Revolving Loan Commitment Amount; and

(c)           no Default shall have then occurred and be continuing.

SECTION 5.2.2  Credit Extension Request. The Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if the issuance or extension of a Letter of Credit is being requested. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of proceeds of any Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect thereto and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuers and the Agents to enter into this Agreement, continue Existing Loans as Loans hereunder and to make Credit Extensions hereunder, the Borrower represents and warrants unto the Agents, the Issuers and each Lender as set forth in this Article VI.

SECTION 6.1  Organization, etc. The Borrower and each of its Restricted Subsidiaries (a) is validly organized and existing and in good standing to the extent required under the laws of the jurisdiction of its incorporation, except to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) is duly qualified to do business and is in good standing to the extent required under the laws of each jurisdiction where the nature of its business requires such qualification, except to the extent that the failure to qualify would not reasonably be expected to result in a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its Obligations under the Loan Documents to which it is a party and (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it except, in the case of this clause (c)(ii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.2  Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it are within the Borrower’s and each such Obligor’s corporate, limited liability company, partnership or other similar powers, have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action, and do not (a) contravene such Obligor’s Charter Documents, (b) contravene any contractual restriction (other than any such contractual restriction that shall have been waived on or prior to the Amendment Effective Date), law or governmental regulation or court decree or order binding on or affecting such Obligor, where such contravention, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in, or require the creation or imposition of, any Lien on such Obligor’s properties, except pursuant to the terms of a Loan Document.

SECTION 6.3  Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person, is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except as have been duly obtained or made and are in full force and effect or those which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. No Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.4  Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, a legal, valid and binding obligation of the Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, constitute a legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, in each case with respect to this Section 6.4 subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 6.5  Financial Information. The Base Financial Statements have been prepared in accordance with GAAP consistently applied. The Base Financial Statements present fairly the consolidated financial condition of the corporations covered thereby as at the date thereof and the results of their operations for the periods then ended.

SECTION 6.6  No Material Adverse Change. Since December 31, 2005, there has occurred no event, circumstance or condition that constitutes a Material Adverse Effect.

SECTION 6.7  Litigation, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, arbitration or governmental investigation affecting any Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to result in a Material Adverse Effect except as disclosed in Item 6.7 (“Litigation”) of the Disclosure Schedule. No development has occurred in any litigation, action or governmental investigation or other proceeding disclosed in Item 6.7 (“Litigation”) of the Disclosure Schedule which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.8  Subsidiaries. The Borrower has only those Subsidiaries (a) which are identified in Item 6.8 (“Existing Subsidiaries”) of the Disclosure Schedule, or (b) which are permitted to have been acquired in accordance with Section 7.2.5 or 7.2.8.

SECTION 6.9  Ownership of Properties. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Restricted Subsidiaries owns good title to, or leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens or material claims (including material infringement claims with respect to patents, trademarks, copyrights and the like), except as permitted pursuant to Section 7.2.3.

SECTION 6.10  Taxes. Each of Holdco, the Borrower and each of their respective Subsidiaries has filed all Federal, State and other material tax returns required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11  Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, which, in either case, is reasonably expected to lead to a liability to such Pension Plan in excess of $5,000,000. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty other than such condition, event or transaction which would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Item 6.11 (“Employee Benefit Plans”) of the Disclosure Schedule or otherwise approved by the Agents (such approval not to be unreasonably withheld or delayed), since the date of the most recent financial statement delivered pursuant to the terms of this Agreement the Borrower has not increased any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA, except as would not have a Material Adverse Effect.

SECTION 6.12  Environmental Matters. Except as set forth in Item 6.12 (“Environmental Matters”) of the Disclosure Schedule or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           all facilities and property owned or leased by the Borrower or any of its Subsidiaries are, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws;

(b)           there are no pending or threatened (i) written claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) written complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;

(c)           the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

(d)           no property now or, to the best knowledge of the Borrower, previously owned or leased by the Borrower or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(e)           to the knowledge of the Borrower, the Borrower and its Subsidiaries have not directly transported or directly arranged for the transportation of any Hazardous Material to any location (i) which is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list, or (ii) which is the subject of federal, state or local enforcement actions or other investigations in respect of any Environmental Law;

(f)            to the knowledge of the Borrower, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

(g)           to the knowledge of the Borrower, there are no polychlorinated biphenyls or friable asbestos present in a manner or condition requiring remedial action to comply with any Environmental Law; and

(h)           to the best knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability to the Borrower or any of its Subsidiaries under any Environmental Law.

SECTION 6.13  Regulations U and X. Neither the Borrower nor Holdco is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used in violation of F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14  Accuracy of Information. All material factual information concerning the financial condition, operations or prospects of the Borrower, Holdco and their respective Subsidiaries heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to any Lender Party for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower, Holdco or any of their respective Subsidiaries to such Lender Party will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, as the case may be, taken as a whole, incomplete by omitting to state any fact necessary to make such information not materially misleading.

Any term or provision of this Section to the contrary notwithstanding, insofar as any of the factual information described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto; provided, however, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, the Borrower has reviewed such factual matters and nothing has come to its attention in the context of such review which would lead it to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

SECTION 6.15  Solvency. On the Amendment Effective Date after giving effect to this Agreement, the Borrower is Solvent.

ARTICLE VII

COVENANTS

SECTION 7.1  Affirmative Covenants. The Borrower agrees with the Agents, the Issuers and each Lender that, until the Termination Date has occurred, the Borrower will perform the obligations set forth below.

SECTION 7.1.1  Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and each Agent copies of the following financial statements, reports, notices and information:

(a)           as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (or, if the Borrower is required to file such information on a Form 10-Q with the SEC, promptly following such filing), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of operations for such Fiscal Quarter and the related consolidated statements of operations and cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (it being understood that the foregoing requirement may be satisfied by delivery of the Borrower’s report to the SEC on Form 10-Q, if any), certified by an Authorized Officer that is the president, chief executive officer, treasurer, assistant treasurer, controller or chief financial or accounting officer of the Borrower;

(b)           as soon as available and in any event within 105 days after the end of each Fiscal Year of the Borrower (or, if the Borrower is required to file such information on a Form 10-K with the SEC, promptly following such filing), a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein a consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such Fiscal Year, together with the related consolidated statements of operations and cash flows for such Fiscal Year (it being understood that the foregoing requirement may be satisfied by delivery of the Borrower’s report to the SEC on Form 10-K, if any), in each case certified (without any Impermissible Qualification) by PriceWaterhouseCoopers LLP or another firm of independent public accountants of recognized national standing, together with a certificate from such accountants as to whether, in making the examination necessary for the signing of their report on such annual report by such accountants, they have become aware of any Default in respect of any term, covenant, condition or other provision of this Agreement that relates to accounting matters that has occurred and is continuing and, if in the opinion of such accounting firm such a Default has occurred and is continuing, a statement as to the nature thereof;

(c)           [Intentionally Omitted];

(d)           promptly and in any event within five Business Days after any executive or financial officer of the Borrower obtains knowledge of the occurrence of any Default, if such Default is then continuing, a statement of an Authorized Officer that is the president, chief executive officer, treasurer, assistant treasurer, controller or chief financial or accounting officer of the Borrower setting forth details of such Default and the action which the Borrower has taken or proposes to take with respect thereto;

(e)           promptly and in any event within five Business Days after (i) the occurrence of any development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7 which could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7, notice thereof and of the action which the Borrower has taken or proposes to take with respect thereto;

(f)            promptly after the sending or filing thereof, copies of all reports and registration statements (other than exhibits thereto and any registration statement on Form S-8 or its equivalent) which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(g)           as soon as practicable after the controller, chief financial or accounting officer or the chief executive officer of the Borrower or a member of the Borrower’s Controlled Group becomes aware of (i) formal steps in writing to terminate any Pension Plan or (ii) the occurrence of any event with respect to a Pension Plan which, in the case of clause (i) or (ii), could reasonably be expected to result in a contribution to such Pension Plan by (or a liability to) the Borrower or a member of the Borrower’s Controlled Group in excess of $5,000,000, (iii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA in an amount in excess of $5,000,000, (iv) the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Borrower furnish a bond to the PBGC or such Pension Plan in an amount in excess of $5,000,000 or (v) any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit as a result of a change in the level or scope of benefits thereunder, notice thereof and copies of all documentation relating thereto;

(h)           concurrently with the delivery of the financial information required pursuant to clauses (a) and (b) above, the Borrower will notify the Administrative Agent of any changes in GAAP that resulted in a different calculation in the financial statements than would have resulted had GAAP not changed; and

(i)            such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.2  Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (a) except as otherwise permitted under Section 7.2.8, the maintenance and preservation of its existence and qualification as a foreign business entity, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (b) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon it or such Subsidiary or upon its property except to the extent being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its or such Subsidiary’s books.

SECTION 7.1.3  Maintenance of Properties. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

SECTION 7.1.4  Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and with such provisions and endorsements as the Agents may reasonably request and will, upon request of the Agents, furnish to the Agents and each Lender a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Restricted Subsidiaries in accordance with this Section.

SECTION 7.1.5  Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and transactions and permit the Agents, the Issuers and each Lender or any of their respective representatives, at reasonable times and intervals, and upon reasonable notice, but, unless an Event of Default shall have occurred and be continuing, not more frequently than once in each Fiscal Year, to visit its business offices, to discuss its financial matters with its officers and, after notice to the Borrower and provision of an opportunity for the

Borrower to participate in such discussion, its independent public accountants (and the Borrower hereby authorizes such independent public accountants to discuss the Borrower’s financial matters with each Issuer and each Lender or its representatives, whether or not any representative of the Borrower is present so long as the Borrower has been afforded a reasonable opportunity to be present) and to examine, and to photocopy extracts from, any of its books or other financial records. The cost and expense of each such visit shall be borne by the applicable Agent or Lender, except that the Administrative Agent may make one such visit each Fiscal Year and the cost and expense thereof shall be borne by the Borrower.

SECTION 7.1.6  Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

(a)           use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect;

(b)           promptly notify the Agents and provide copies of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties which relate to environmental matters or compliance with Environmental Laws which would have, or would reasonably be expected to have, a Material Adverse Effect, and promptly cure and have dismissed with prejudice any material actions and proceedings relating to compliance with Environmental Laws, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books; and

(c)           provide such information and certifications which the Agents may reasonably request from time to time to evidence compliance with this Section 7.1.6.

SECTION 7.1.7  Future Subsidiaries. (a)  Upon any Person becoming, after the Amendment Effective Date, a U.S. Subsidiary that is a Restricted Subsidiary, or upon the Borrower or any such Subsidiary acquiring additional Capital Stock of any existing Subsidiary that is a Restricted Subsidiary and a U.S. Subsidiary, the Borrower shall notify the Agents of such acquisition, and

(i)            the Borrower shall promptly cause such U.S. Subsidiary to execute and deliver to the Administrative Agent, with counterparts for each Lender, a supplement to the Subsidiary Guaranty and a supplement to the Subsidiary Pledge and Security Agreement (and, if such U.S. Subsidiary owns any real property, to the extent required by clause (b) of Section 7.1.8, a Mortgage), together with UCC financing statements (form UCC-1) executed and delivered by such U.S. Subsidiary naming such U.S. Subsidiary as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in appropriate form for filing under the UCC and any other applicable recording statutes, in the case of real property, of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Subsidiary Pledge and Security Agreement or a Mortgage, as the case may be (other than the perfection of security interests in motor vehicles); and

(ii)           the Borrower shall promptly deliver, or cause to be delivered, to the Administrative Agent under a Pledge Agreement (as supplemented, if necessary, by a supplement thereto) certificates (if any) representing all of the issued and outstanding Capital Stock of such Subsidiary owned by the Borrower or any U.S. Subsidiary that is a Restricted Subsidiary, as the case may be, along with undated instruments of transfer for such certificates, executed in blank, or, if any Capital Stock of a U.S. Subsidiary subject thereto is comprised of uncertificated securities or is held through a securities intermediary, the Administrative Agent shall have obtained “control” (as defined in the UCC applicable to the perfection of such securities) over such Capital Stock, or other appropriate steps shall have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Administrative Agent pursuant to the terms of a Pledge Agreement, together, in each case, with such opinions, in form and substance and from counsel satisfactory to the Agents, as the Agents may reasonably require; provided, however, that notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver a Mortgage or a supplement to the Subsidiary Guaranty or the Subsidiary Pledge and Security Agreement, nor will the Borrower or any U.S. Subsidiary of the Borrower be required to deliver in pledge pursuant to a Pledge Agreement in excess of 65% of the Capital Stock of a Foreign Subsidiary.

(b)           The parties hereto hereby acknowledge that no JV Subsidiary shall have an obligation to become a Subsidiary Guarantor or an Obligor or to enter into the Subsidiary Guaranty or the Subsidiary Pledge and Security Agreement or any supplement to either of them.

SECTION 7.1.8  Future Acquisitions of Leased, Real or Other Property.

(a)           Prior to entering into any new lease of real property or renewing any existing lease of real property following the Amendment Effective Date, the Borrower shall, and shall cause each of its U.S. Subsidiaries that is a Restricted Subsidiary (other than a JV Subsidiary) to, use its best efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) to deliver to the Administrative Agent a waiver executed by the lessor of any real property that is to be leased by the Borrower or such U.S. Subsidiary for a term in excess of one year in any state which by statute grants such lessor a “landlord’s” (or similar) Lien which is superior to the Administrative Agent’s, to the extent the value of any personal property of the Borrower or its U.S. Subsidiaries that are Restricted Subsidiaries to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $7,000,000.

(b)           In the event that the Borrower or any of its U.S. Subsidiaries that are Restricted Subsidiaries (other than a JV Subsidiary) shall acquire any real property having a market value in excess of $7,000,000, the Borrower or the applicable U.S. Subsidiary shall, promptly after such acquisition, execute a Mortgage in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Secured Parties, and provide the Administrative Agent with (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected, first priority Lien, subject to Liens permitted by Section 7.2.3, against the properties purported to be covered thereby, (ii) mortgagee’s title insurance policies in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Secured Parties, in amounts and in form and substance and issued by insurers, in each case reasonably satisfactory to the Agents, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as permitted by Section 7.2.3 or as approved by the Agents, and such policies shall also include, to the extent available on commercially reasonable terms (as determined by the Agents in their sole discretion), a revolving credit endorsement and such other endorsements as the Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon, and (iii) such other approvals, opinions, or documents as the Agents may reasonably request.

(c)           In accordance with the terms and provisions of the Pledge Agreements, the Borrower and each U.S. Subsidiary that is a Restricted Subsidiary (other than a JV Subsidiary) shall provide the Agents with evidence of all recordings and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien, subject to the Liens permitted by Section 7.2.3, against all property acquired after the Amendment Effective Date (excluding motor vehicles, leases of real property and (except to the extent required under clause (b) of this Section 7.1.8) fee interests in real property) and not otherwise subject to Section 7.1.11.

SECTION 7.1.9  Use of Proceeds, etc. The Borrower shall

(a)           apply the proceeds of the Loans for working capital and general corporate purposes of the Borrower and its Subsidiaries; and

(b)           use Letters of Credit only for purposes of supporting working capital and general corporate purposes of the Borrower and its Subsidiaries.

SECTION 7.1.10  [Intentionally Omitted].

SECTION 7.1.11  Intellectual Property. The Borrower will deliver to the Administrative Agent no later than 60 days after the Amendment Effective Date instruments or documents, in appropriate form for filing with the United States Patent and Trademark Office and the United States Copyright Office, sufficient to create and perfect a security interest in all material intellectual property owned as of the Amendment Effective Date by the Borrower and the U.S. Subsidiaries that are Restricted Subsidiaries (other than JV Subsidiaries) as identified in Item 7.1.11 (“Intellectual Property”) of the Disclosure Schedule.

SECTION 7.1.12  [Intentionally Omitted].

SECTION 7.1.13  Material Subsidiaries. The Borrower shall designate one or more Restricted Subsidiaries of the Borrower as Material Subsidiaries if, in the absence of such designation, the aggregate gross revenues, assets or EBITDA of all Restricted Subsidiaries of the

Borrower that are not Material Subsidiaries would exceed 10% of the gross revenues, assets or EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis.

SECTION 7.2  Negative Covenants. The Borrower agrees with the Agents and each Lender that, until the Termination Date has occurred, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1  Business Activities. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business activity, except the business activities of the type in which the Borrower and the Restricted Subsidiaries are engaged on the date hereof and any businesses reasonably ancillary, incidental or related thereto.

SECTION 7.2.2  Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, except, without duplication:

(a)           Indebtedness outstanding on the Amendment Effective Date, or incurred pursuant to commitments or lines of credit outstanding on the Amendment Effective Date, which Indebtedness or commitments are identified in Item 7.2.2(a) (“Ongoing Indebtedness”) of the Disclosure Schedule, and refinancings and replacements thereof in a principal amount not exceeding the principal amount of the Indebtedness or commitments so refinanced or replaced and with an average life to maturity of not less than the then average life to maturity of the Indebtedness or commitments so refinanced or replaced;

(b)           Indebtedness in respect of the Obligations;

(c)           Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries that is represented by Capitalized Lease Liabilities, mortgage financings or purchase money obligations; provided, however, that the maximum aggregate amount of all Indebtedness permitted to be incurred under this clause from and after the Amendment Effective Date and Permitted Refinancing Indebtedness in respect thereof, together with the aggregate principal amount of Indebtedness incurred from and after the Amendment Effective Date pursuant to clause (e) of this Section 7.2.2 and Permitted Refinancing Indebtedness in respect thereof, shall not at any time exceed $30,000,000;

(d)           intercompany Indebtedness of (i) (x) any Subsidiary Guarantor owing to the Borrower or any Restricted Subsidiary, or (y) the Borrower owing to any Restricted Subsidiary, and (ii) any Foreign Subsidiary that is a Restricted Subsidiary (other than any Consolidated JV) owing to the Borrower or any Subsidiary Guarantor; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (d)(ii) (other than any such Indebtedness constituting Exempted Foreign Intercompany Transactions), together with the aggregate principal amount of Indebtedness incurred pursuant to clause (g) of this Section 7.2.2 and the aggregate amount of Investments made in Foreign Subsidiaries pursuant to clause (j)(iii) of Section 7.2.5 (other than any such Investments constituting Exempted Foreign Intercompany Transactions), shall not exceed $50,000,000 at any time outstanding;

provided further that in the case of any Indebtedness described in this clause which is owing to the Borrower or any Subsidiary Guarantor, (1) to the extent requested by the Agents, such Indebtedness shall be evidenced by one or more promissory notes in form and substance satisfactory to the Agents which shall be duly executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Pledge Agreement, and (2) in the case of any such Indebtedness by a Person other than the Borrower or a Subsidiary Guarantor, such Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment (Dollar for Dollar or, if denominated in any currency other than Dollars, such currency) in cash unless the Administrative Agent otherwise consents;

(e)           Assumed Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount incurred from and after the Amendment Effective Date and Permitted Refinancing Indebtedness in respect thereof, together with the aggregate principal amount of Indebtedness incurred from and after the Amendment Effective Date pursuant to clause (c) of this Section 7.2.2 and Permitted Refinancing Indebtedness in respect thereof, not to exceed $30,000,000 at any time outstanding;

(f)            Hedging Obligations entered into by the Borrower or any Restricted Subsidiary to hedge against interest rate, currency exchange rate or commodity price risk, in each case arising in the ordinary course of business of the Borrower and the Restricted Subsidiaries and not for speculative purposes;

(g)           Indebtedness of Foreign Subsidiaries of the Borrower in an aggregate principal amount incurred from and after the Amendment Effective Date not to exceed $15,000,000 at any time outstanding; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause from and after the Amendment Effective Date and Permitted Refinancing Indebtedness in respect thereof, together with the aggregate principal amount of Indebtedness incurred pursuant to clause (d)(ii) of this Section 7.2.2 (other than any such Indebtedness constituting Exempted Foreign Intercompany Transactions) from and after the Amendment Effective Date and Permitted Refinancing Indebtedness in respect thereof, and the aggregate amount of Investments made in Foreign Subsidiaries pursuant to clause (j)(iii) of Section 7.2.5 (other than any such Investments constituting Exempted Foreign Intercompany Transactions) from and after the Amendment Effective Date, shall not exceed $50,000,000 at any time outstanding;

(h)           Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary;

(i)            other Indebtedness of the Borrower and the Subsidiary Guarantors; provided, however, that (i) prior to the issuance thereof, no Default shall have occurred and be continuing, (ii) after giving pro forma effect to such incurrence or issuance, (A) no Default shall have occurred and be continuing and (B) the Leverage Ratio shall not exceed 6.00:1.00, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer certifying as to the matters specified in clauses (i)

and (ii) above, together with copies of all documentation entered into by the Borrower or any Subsidiary Guarantor in connection with such issuance;

(j)            Permitted Refinancing Indebtedness; and

(k)           other unsecured Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed, together with Permitted Refinancing Indebtedness in respect thereof, $25,000,000;

provided, however, that (i) no Indebtedness otherwise permitted by clause (c), (d) (as such clause (d) relates to loans made by the Borrower or any Subsidiary Guarantor to Restricted Subsidiaries which are not party to a Subsidiary Guaranty), (f), (g) or (i) may be incurred if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and (ii) all such Indebtedness of the type described in clause (d)(i)(y) above that is owed to Subsidiaries that are not Subsidiary Guarantors shall be subordinated, in writing, to the Obligations upon terms satisfactory to the Agents.

For purposes of determining compliance with this Section 7.2.2, in the event that an item of Indebtedness meets the criteria of more than one of the clauses of this Section 7.2.2, the Borrower shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 7.2.2 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. In addition, the Borrower may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause; provided that the Borrower would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.2.2.

SECTION 7.2.3  Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)           Liens existing on the Amendment Effective Date and identified in Item 7.2.3(a) (“Ongoing Liens”) of the Disclosure Schedule and extensions and renewals thereof; provided, however, that no such extension or renewal shall increase the obligations secured by such Lien, extend such Lien to additional assets or otherwise result in a Default hereunder;

(b)           Liens securing payment of the Obligations or any obligation under any Rate Protection Agreement granted pursuant to any Loan Document;

(c)           Liens granted to secure payment of Indebtedness of the type permitted and described in clause (c) of Section 7.2.2; provided, however, that such Liens attach only to the assets acquired with the proceeds of such Indebtedness;

(d)           Liens for taxes, assessments or other governmental charges or levies, including Liens pursuant to Section 107(l) of CERCLA or other similar law, not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e)           Liens of carriers, warehousemen, mechanics, repairmen, materialmen, bankers, contractors, laborers and landlords or other like Liens incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)            Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, bids, statutory or regulatory obligations, insurance obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, performance or appeal bonds or other obligations of a like nature;

(g)           judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by a bond or a letter of credit or (subject to a customary deductible) by insurance maintained with responsible insurance companies and Liens in existence less than 30 days, which Liens secure any such bond or reimbursement obligation with respect to such letter of credit;

(h)           (i) Liens with respect to minor imperfections of title and easements, rights-of-way, restrictions, reservations, permits, servitudes and other similar encumbrances on real property and fixtures which do not materially detract from the value or materially impair the use by the Borrower or any such Restricted Subsidiary in the ordinary course of their business of the property subject thereto; and (ii) in the case of any property covered by a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by the Agents insuring the Mortgage (provided, however, that upon certification by the Borrower that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Borrower or any such Restricted Subsidiary does not materially detract from the value of or materially impair the use by the Borrower or such Restricted Subsidiary in the ordinary course of its business of the property subject to or to be subject to such encumbrance, the Administrative Agent shall execute such documents as are reasonably requested to subordinate its Mortgage to such encumbrance);

(i)            leases or subleases granted by the Borrower or any Restricted Subsidiary to any other Person in the ordinary course of business;

(j)            first-priority Liens on “Collateral” (as defined in any Pledge Agreement or any Mortgage) securing Indebtedness permitted under Section 7.2.2 in an aggregate principal amount not exceeding an amount equal to (i) $150,000,000 less (ii) the Total Exposure Amount; provided that such Liens are subject to a collateral agency agreement in form and substance satisfactory to the Administrative Agent;

(k)           Liens of sellers of goods to the Borrower and the Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(l)            Liens securing Assumed Indebtedness of the Borrower and the Restricted Subsidiaries permitted pursuant to clause (e) of Section 7.2.2; provided, however, that (i) any such Liens attach only to the property of the Subsidiary acquired, or the property acquired, in connection with such Assumed Indebtedness and shall not attach to any assets of the Borrower or any Restricted Subsidiaries theretofore existing or which arise after the date thereof (other than as proceeds of the property otherwise permitted to be subject to such Lien) and (ii) the Assumed Indebtedness and other secured Indebtedness of the Borrower and its Restricted Subsidiaries secured by any such Lien shall not exceed 100% of the fair market value of the assets being acquired in connection with such Assumed Indebtedness;

(m)          Liens on assets of Foreign Subsidiaries of the Borrower securing Indebtedness permitted pursuant to clause (g) or (h) of Section 7.2.2;

(n)           Liens on the Capital Stock of Unrestricted Subsidiaries securing Debt incurred by such Unrestricted Subsidiaries;

(o)           Liens on cash and Cash Equivalent Investments constituting amounts applied to defease (including legal defeasance and covenant defeasance) the Existing Senior Subordinated Notes;

(p)           [Intentionally Omitted];

(q)           Liens on “Collateral” (as defined in any Pledge Agreement or any Mortgage) securing the Existing Senior Notes and Indebtedness permitted under clause (i) of Section 7.2.2; provided that such Liens are subject to the Intercreditor Agreement or an intercreditor agreement in form and substance satisfactory to the Administrative Agent; and

(r)            other Liens securing Indebtedness in an aggregate principal amount not to exceed $20,000,000; provided, however, that such Liens do not constitute first-priority Liens on “Collateral” (as defined in any Pledge Agreement or any Mortgage).

SECTION 7.2.4  [Intentionally Omitted].

SECTION 7.2.5  Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)           (i) Investments existing on the Amendment Effective Date and identified in Item 7.2.5(a) (“Ongoing Investments”) of the Disclosure Schedule and extensions or renewals thereof; provided, however, that no such extension or renewal shall be permitted under this clause (a)(i) if it would (x) increase the amount of such Investment at the time of such extension or renewal or (y) result in a Default hereunder and (ii) Investments resulting from the conversion or recharacterization of Ongoing Investments (including the conversion of any Ongoing Investments constituting equity Investments into debt Investments); provided, however, that no such Investment may be made in reliance on this clause (a)(ii) if such Investment would require, at the time of the making thereof, the contribution or other payment by the Borrower or any Subsidiary Guarantor of any additional cash or other assets to any Subsidiary that is not a Subsidiary Guarantor;

(b)           Cash Equivalent Investments;

(c)           Investments permitted as Indebtedness pursuant to Section 7.2.2;

(d)           Investments permitted as Capital Expenditures (including any such Investments which would otherwise constitute Capital Expenditures but for the operation of clause (i) of the proviso to the definition of “Capital Expenditures”);

(e)           Investments made by the Borrower or any of its Restricted Subsidiaries, solely with proceeds which have been contributed, directly or indirectly after the Amendment Effective Date, to the Borrower or such Restricted Subsidiary as cash equity from direct or indirect holders of Holdco’s Capital Stock for the purpose of making an Investment identified in a notice to the Agents on or prior to the date that such capital contribution is made, which Investments shall result in the Borrower or such Restricted Subsidiary acquiring a majority controlling interest in the Person in which such Investment was made or increasing any such controlling interest already maintained by the Borrower or such Restricted Subsidiary;

(f)            Investments to the extent the consideration received pursuant to clause (c)(i) of Section 7.2.9 is not all cash;

(g)           Investments in the form of loans to officers, directors and employees of the Borrower and its Restricted Subsidiaries (other than any Consolidated JV) for the sole purpose of purchasing Holdco Capital Stock or the Capital Stock of any Person that directly or indirectly holds Holdco Capital Stock or of refinancing any such loans made by others (or purchases of such loans made by others);

(h)           Letters of Credit issued in support of, and guarantees by the Borrower or any Restricted Subsidiary of, Indebtedness permitted under clauses (b), (c) and (f) of Section 7.2.2;

(i)            Investments made or held by any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary in any other Foreign Subsidiary of the Borrower that is a Restricted Subsidiary;

(j)            (i) Investments of the Borrower or any U.S. Subsidiary of the Borrower that is a Restricted Subsidiary in the Borrower or any U.S. Subsidiary of the Borrower that is a Restricted Subsidiary (other than any Consolidated JV), (ii) Investments by the Borrower or any U.S. Subsidiary of the Borrower that is a Restricted Subsidiary in a Foreign Subsidiary of the Borrower that is a Restricted Subsidiary (other than any

Consolidated JV) in connection with the creation of such Foreign Subsidiary (provided, however, that in the case of clause (j)(ii), such Investment is in the form of Capital Stock of one or more other Foreign Subsidiaries), and (iii) equity Investments of the Borrower or any Subsidiary Guarantor in Foreign Subsidiaries; provided, however, that the aggregate amount of Investments made from and after the Amendment Effective Date pursuant to clause (j)(iii) (other than any such Investments constituting Exempted Foreign Intercompany Transactions), together with the aggregate principal amount of Indebtedness incurred from and after the Amendment Effective Date pursuant to clause (d)(ii) of Section 7.2.2 (other than any such Indebtedness (x) into which any Investment by the Borrower or a Subsidiary Guarantor in a Foreign Subsidiary that was outstanding on the Amendment Effective Date was converted, (y) incurred to finance any acquisition permitted hereunder or (z) outstanding on the Amendment Effective Date) and clause (g) of Section 7.2.2, together with Permitted Refinancing Indebtedness in respect thereof, shall not exceed $50,000,000 at any time outstanding;

(k)           Investments constituting Permitted Acquisitions;

(l)            extensions of trade credit in the ordinary course of business;

(m)          Investments in Hedging Obligations permitted hereunder;

(n)           Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and other disputes with customers and suppliers arising in the ordinary course of business;

(o)           Investments in Joint Ventures in an aggregate amount not to exceed $50,000,000 from and after the Amendment Effective Date through the Revolving Loan Commitment Termination Date;

(p)           Investments consisting of transactions permitted pursuant to clause (a) or (c) of Section 7.2.8;

(q)           other Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding provided, however, that

(r)            any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(s)           no Investment otherwise permitted by clause (c) (except to the extent permitted under Section 7.2.2), (g), (h) (to the extent that the applicable Letter of Credit relates to Indebtedness permitted under clause (c) of Section 7.2.2), (k), (o) or (q) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

SECTION 7.2.6  Restricted Payments, etc.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, declare, pay or make any payment, dividend, distribution or exchange (in cash, property or obligations) on or in respect of any class of Capital Stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any class of Capital Stock (now or hereafter outstanding) of the Borrower (other than (i) dividends or distributions payable in its Capital Stock or warrants to purchase its Capital Stock and (ii) splits or reclassifications of its Capital Stock into additional or other shares of its Capital Stock) or apply, or permit any Restricted Subsidiary to apply, any of its funds, property or assets to the purchase, redemption, exchange, sinking fund or other retirement of, or agree or permit any Subsidiary to purchase, redeem or exchange, any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower;

(b)           the Borrower will not, and will not permit any Restricted Subsidiary to, (i) directly or indirectly make any payment or prepayment of principal of, or make any payment of interest on, any of the Existing Senior Subordinated Notes on any day other than the stated, scheduled date for such payment or prepayment set forth in the documentation evidencing such Existing Senior Subordinated Notes or which would violate the subordination provisions of such Existing Senior Subordinated Notes, (ii) redeem, purchase or defease any Existing Senior Subordinated Notes or (iii) make any voluntary payment or prepayment of principal of, or make any voluntary prepayment of interest on, or voluntarily redeem, purchase or defease, any Existing Senior Notes;

(the foregoing prohibited acts referred to in clauses (a) and (b) above are herein collectively referred to as “Restricted Payments”); provided, however, that

(c)           the Borrower shall be permitted to make Restricted Payments to Holdco to the extent necessary to enable Holdco to

(i)            pay its overhead expenses in an amount not to exceed $5,000,000 in the aggregate in any Fiscal Year;

(ii)           pay taxes arising out of the Borrower’s and the Restricted Subsidiaries’ operations; and

(iii)          so long as (A) no Default shall have occurred and be continuing on the date such Restricted Payment is declared or to be made, nor would a Default result from the making of such Restricted Payment, (B) immediately after giving effect to any such Restricted Payment, all or a portion of which consists of cash, the sum of (i) cash and Cash Equivalent Investments owned by the Borrower and the Subsidiary Guarantors (neither of which is subject to any Lien, other than Liens permitted by clauses (d), (g), (j) or (q) of Section 7.2.3, Liens constituting “bankers’ liens”, whether arising under common law or by statute in favor of depositary institutions, Liens in favor of the Secured Parties pursuant to a Loan Document and Liens permitted under clause (q) of Section 7.2.3) plus (ii) the unutilized and available amount under the Revolving Loan

Commitment Amount, shall be equal to or in excess of $15,000,000 and (C) an Authorized Officer of the Borrower shall have delivered a certificate to the Administrative Agent in form and substance satisfactory to the Administrative Agent certifying as to clauses (C)(iii)(A) and (B) above,

(x)  repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdco, or any warrant, option or other right to acquire any such Capital Stock of Holdco or the Capital Stock of any Person that directly or indirectly holds the Capital Stock of Holdco, held by any current or former director, member of management or an employee of the Borrower or any of its Restricted Subsidiaries pursuant to any employment agreement, management equity subscription agreement, restricted stock plan, stock option agreement or other similar arrangement so long as the total amount of such repurchases, redemptions, acquisitions, retirements and payments shall not exceed (1) $15,000,000 from the Amendment Effective Date through the Revolving Loan Commitment Termination Date plus (2) the aggregate cash proceeds and aggregate principal amount of any notes received by the Borrower during such calendar year from any reissuance of Capital Stock of Holdco, and warrants, options and other rights to acquire Capital Stock of Holdco, by Holdco or the Borrower to directors, members of management and employees of the Borrower and its Restricted Subsidiaries;

(y)  make cash payments of interest with respect to the Holdco Discount Debentures in accordance with the terms thereof; and

(z) redeem, refinance, repay, prepay, repurchase or defease Indebtedness of Holdco existing on the Amendment Effective Date; and

(iv)          so long as (A) immediately prior to giving effect thereto, no Default shall have occurred and be continuing, (B) immediately after giving pro forma effect thereto, (1) no Default shall have occurred and be continuing and (2) the Leverage Ratio shall not exceed 4.50:1.00 and (C) the Borrower shall have delivered to the Administrative Agent a certificate of Authorized Officer certifying as to the matters specified in clause (A) and (B) above, make any payment, dividend, distribution or exchange (in cash, property or obligations) on or in respect of any class of Capital Stock of Holdco (now or hereafter outstanding) or any warrants, options or other rights in respect of any Capital Stock of Holdco (now or hereafter outstanding), or apply funds, property or assets to the purchase, redemption, exchange or retirement of any shares of any class of Capital Stock of Holdco (now or hereafter outstanding) or any warrants, options or other rights with respect to any shares of any class of Capital Stock of Holdco (now of hereafter outstanding);

(d)           the Borrower may redeem, repay, prepay, purchase or defease the Existing Senior Notes and the Existing Senior Subordinated Notes if, immediately after giving effect to such payment, prepayment, redemption, purchase or defeasance, the sum of (x) cash and Cash Equivalent Investments plus (y) the unutilized and available Revolving Loan Commitment Amount shall be equal to or in excess of $15,000,000.

SECTION 7.2.7  [Intentionally Omitted].

SECTION 7.2.8  Consolidation, Merger, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof), except

(a)           any such Restricted Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower (so long as the Borrower is the surviving Person of such combination or merger) or any other Restricted Subsidiary, and the assets or Capital Stock of any Restricted Subsidiary may be purchased or otherwise acquired by the Borrower or any other Restricted Subsidiary; provided, however, that notwithstanding the above, a Restricted Subsidiary may only liquidate or dissolve into, or merge with and into, another Restricted Subsidiary if, after giving effect to such combination or merger, the Borrower continues to own (directly or indirectly), and the Administrative Agent continues to have pledged to it pursuant to a Pledge Agreement, a percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Restricted Subsidiary surviving such combination or merger that is equal to or in excess of the percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Restricted Subsidiary that does not survive such combination or merger that was (immediately prior to the combination or merger) owned by the Borrower or pledged to the Administrative Agent;

(b)           so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any Restricted Subsidiary may purchase all or substantially all of the assets of any Person (or any division thereof) not then a Restricted Subsidiary, or acquire such Person by merger (so long as, if the Borrower is a party to such combination or merger, the Borrower is the surviving Person of such combination or merger), if permitted (without duplication) pursuant to clauses (e), (f), (k), (o), (q) or (s) of Section 7.2.5;

(c)           Advanstar IH or Advanstar.com may merge with or into the Borrower or any Subsidiary Guarantor so long as the survivor of such merger is the Borrower or a Subsidiary Guarantor; and

(d)           Advanstar.com may merge with or into Advanstar IH so long as the survivor of the merger is Advanstar IH.

SECTION 7.2.9  Asset Dispositions, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, Dispose or grant options, warrants or other rights with respect to, all or any part of its assets, whether now owned or hereafter acquired (including accounts receivable and Capital Stock of Restricted Subsidiaries) to any Person, unless:

(a)           such Disposition is (i) in the ordinary course of its business (and does not constitute a sale, transfer, lease, contribution or other conveyance of all or a substantial part of the Borrower’s and the Restricted Subsidiaries’ assets, taken as a whole) or is of obsolete or worn out property, (ii) permitted by Section 7.2.8, or (iii) between the

Borrower and one of its Restricted Subsidiaries or between Restricted Subsidiaries of the Borrower;

(b)           such Disposition constitutes (i) an Investment permitted under Section 7.2.5, (ii) a Lien permitted under Section 7.2.3, or (iii) a Restricted Payment permitted under Section 7.2.6;

(c)           (i) such Disposition is for fair market value and the consideration consists of no less than 75% in cash or is a Lien permitted under the proviso to clause (h) of Section 7.2.3 and (ii) an amount equal to the Net Disposition Proceeds generated from such sale, transfer, lease (except leases or subleases pursuant to clause (i) of Section 7.2.3), contribution or conveyance, is reinvested in the business of the Borrower and its Restricted Subsidiaries; provided that the aggregate consideration received in respect of all Dispositions made pursuant to this clause (c) from the Amendment Effective Date through the Revolving Loan Commitment Termination Date shall not exceed $200,000,000;

(d)           such Disposition results from a casualty or condemnation in respect of such property or assets;

(e)           such Disposition consists of the sale or discount of overdue accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof; or

(f)            such Disposition is made pursuant to a Sale-Leaseback Transaction permitted under Section 7.2.14.

SECTION 7.2.10  [Intentionally Omitted]

SECTION 7.2.11  Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than any Obligor or any other Restricted Subsidiary of the Borrower) unless such arrangement or contract is fair and equitable to the Borrower or such Restricted Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Restricted Subsidiary with a Person which is not one of its Affiliates; provided, however that the Borrower and its Restricted Subsidiaries shall be permitted to (a)  make any Restricted Payment permitted under Section 7.2.6, (b) enter into and perform their obligations under arrangements with Credit Suisse, Avista Capital Partners and their respective Affiliates for underwriting, investment banking and advisory services on usual and customary terms, (c) make payment of reasonable and customary fees and reimbursement of expenses payable to directors of Holdco and AHC, (d) enter into employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and pay reasonable fees in connection therewith and (e) perform their obligations under any agreement in effect on the Amendment Effective Date with, or with respect to, Advanstar IH or Advanstar.com.

SECTION 7.2.12  Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement prohibiting

(a)           (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, securing any Obligation or any senior refinancing thereof (other than, in the case of any assets acquired with the proceeds of any Indebtedness permitted under clause (c) of Section 7.2.2, customary limitations and prohibitions contained in such Indebtedness and in the case of any Indebtedness permitted under clauses (e), (f), (g), (h) and (j) of Section 7.2.2, customary limitations in respect of the Foreign Subsidiaries of the Borrower that are Restricted Subsidiaries that shall have incurred such Indebtedness and their assets), or (ii) the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

(b)           any Restricted Subsidiary from making any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Restricted Subsidiary to make any payment, directly or indirectly, to the Borrower (other than customary limitations and prohibitions in any Indebtedness permitted under clauses (a), (b), (e), (f), (g), (h) , (i) and (j) of Section 7.2.2 that are applicable to the Restricted Subsidiary that has incurred such Indebtedness and its assets; provided, however, that such limitations shall be limited solely to such Restricted Subsidiary (and any of its Subsidiaries) and its (and their) assets.

SECTION 7.2.13  Securities of Subsidiaries. The Borrower will not permit any Wholly-Owned Subsidiary that is a Restricted Subsidiary to issue any Capital Stock (whether for value or otherwise) to any Person other than the Borrower or another Wholly-Owned Subsidiary that is a Restricted Subsidiary.

SECTION 7.2.14  Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement or arrangement with any other Person (a “Sale Leaseback Transaction”) providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary except for Sale Leaseback Transactions relating to assets the fair market value of which, in the aggregate over the term of this Agreement, does not exceed $15,000,000.

SECTION 7.2.15  Designation of Senior Indebtedness; Maintenance of Lien Priority. The Borrower will not (a) permit any Indebtedness (other than Indebtedness secured by a Lien described in clause (j) of Section 7.2.3 and other than the Indebtedness incurred hereunder or under any other Loan Document) to constitute “Designated Senior Indebtedness” (or any other similar term) under the documents governing the Existing Senior Subordinated Notes, without the consent of the Required Lenders or (b) permit any Indebtedness (other than Indebtedness secured by a Lien described in clauses (c),  (j), (l) or (o) of Section 7.2.3 and other than the Indebtedness incurred hereunder or under any other Loan Document) to be secured on a first priority basis with respect to the “Collateral” (as defined in any Pledge Agreement or Mortgage) securing the Obligations hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1  Listing of Events of Default. Each of the following events or occurrences described below shall constitute an “Event of Default”.

SECTION 8.1.1  Non-Payment of Obligations. (a) The Borrower shall default in the payment or prepayment of any principal of any Loan when due or any Reimbursement Obligations or any deposit of cash for collateral purposes pursuant to Section 2.6.4, as the case may be, or (b) any Obligor shall default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest or commitment fee with respect to the Loans or Commitments or of any other monetary Obligation.

SECTION 8.1.2  Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to any Lender Party for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

SECTION 8.1.3  Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Sections 7.1.1(e), 7.1.7(a)(ii), 7.1.9, 7.1.11, or 7.2 (other than Section 7.2.1).

SECTION 8.1.4  Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the direction of the Required Lenders.

SECTION 8.1.5  Default on Other Indebtedness. A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness, other than Indebtedness described in Section 8.1.1, of the Borrower or any of its Restricted Subsidiaries or Holdco having a principal amount, individually or in the aggregate for Holdco, the Borrower and the Restricted Subsidiaries, in excess of $5,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness having a principal amount, individually or in the aggregate, in excess of $5,000,000 if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

SECTION 8.1.6  Judgments. Any judgment or order for the payment of money in excess of $5,000,000 in the aggregate for Holdco, the Borrower and the Restricted Subsidiaries (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against the Borrower or any Restricted Subsidiary or Holdco and remain unvacated and unpaid and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 8.1.7  Pension Plans. Any of the following events shall occur with respect to any Pension Plan (a) the termination of any Pension Plan if, as a result of such termination, the Borrower would be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000, or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA in an amount in excess of $5,000,000.

SECTION 8.1.8  Change in Control. Any Change in Control shall occur.

SECTION 8.1.9  Bankruptcy, Insolvency, etc. The Borrower, any Material Subsidiary or any other Obligor shall

(a)           become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

(b)           apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, any Material Subsidiary or any other Obligor or any material property of any thereof, or make a general assignment for the benefit of creditors;

(c)           in the absence of such application, consent, acquiescence or assignment, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, any Material Subsidiary or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, however, that the Borrower, each Material Subsidiary and each other Obligor hereby expressly authorizes each Lender Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, any Material Subsidiary or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower, such Material Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Material Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, however, that the Borrower, each Material Subsidiary and each other Obligor hereby expressly authorizes each Lender Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)           take any action (corporate or otherwise) authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10  Impairment of Security, etc. (a) Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms or pursuant to an agreement of the parties thereto), in whole or in part, terminate, cease to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, or the Borrower or any other Obligor shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability thereof, or (b) any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by the Loan Documents, except to the extent any event referred to above (i) relates to assets of the Borrower or any Restricted Subsidiary which are immaterial, (ii) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under any Pledge Agreement or to file continuation statements under the UCC of any applicable jurisdiction or (iii) is covered by a lender’s title insurance policy and the relevant insurer promptly after the occurrence thereof shall have acknowledged in writing that the same is covered by such title insurance policy.

SECTION 8.1.11  [Intentionally Omitted]

SECTION 8.2  Action if Bankruptcy, etc. If any Event of Default described in clauses (b), (c) and (d) of Section 8.1.9 shall occur with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries), the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3  Action if Other Event of Default. If any Event of Default (other than an Event of Default described in clauses (b), (c) and (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable, require the Borrower to Cash Collateralize all Letter of Credit Outstandings and/or declare the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

ARTICLE IX

THE AGENTS

SECTION 9.1  Actions. Each Lender hereby appoints CS Securities as its Syndication Agent and Credit Suisse as its Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each of the Agents agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agents, ratably in accordance with their respective Terms Loans outstanding and Commitments (or, if no Term Loans or Commitments are at the time outstanding and in effect, then ratably in accordance with the principal amount of Term Loans held by such lender and their respective Commitments as in effect in each case on the date of the termination of this Agreement), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, either of the Agents in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which any Agent is not reimbursed by the Borrower or any other Obligor (and without limiting the obligation of the Borrower or any other Obligor to do so); provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses to the extent determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent’s gross negligence or willful misconduct. The Agents shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of either of the Agents shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which such Agent is entitled under Articles IX and X.

SECTION 9.2  Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 2:00 p.m., New York City time, on the Business Day prior to a Borrowing or disbursement with respect to a Letter of Credit pursuant to Section 2.6.2 that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender severally agrees and the Borrower agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, (a) in the case of a Lender, at the Federal Funds Rate, and (b) in the case of the Borrower, at the interest rate applicable at the time to Loans comprising such Borrowing.

SECTION 9.3  Exculpation; Notice of Default. (a)  None of the Agents or the Lead Arrangers nor any of their respective directors, officers, employees or agents shall be liable to any Lender or the Borrower for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by any Agent or any Issuer shall not obligate it to make any further inquiry or to take any action. The Agents and each Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agents or the Issuers, as applicable, believe to be genuine and to have been presented by a proper Person.

(b)           No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, other than an Event of Default of the types specified in Section 8.1.1, unless such Agent has received written notice from (i) in the case of the Administrative Agent, a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default” and (ii) in the case of the Syndication Agent, from the Administrative Agent as set forth in the immediately following sentence. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Syndication Agent and the Lenders.

SECTION 9.4  Successor. The Syndication Agent may resign as such upon one Business Day’s notice to the Borrower and the Administrative Agent. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld and will not be required during the continuance of an Event of Default), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of (i) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and (ii) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5  Credit Extensions by each Agent. Each Agent and each Issuer shall have the same rights and powers with respect to (a) (i) in the case of an Agent, the Credit Extensions made by it or any of its Affiliates and (ii) in the case of an Issuer, the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent or Issuer. Each Agent, each Issuer and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent or Issuer were not an Agent or Issuer hereunder.

SECTION 9.6  Credit Decisions. Each Lender acknowledges that it has, independently of each other Lender Party, and based on such Lender’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each other Lender Party, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under any Loan Document.

SECTION 9.7  Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will promptly distribute to each Lender each document or instrument received for such Lender’s account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

SECTION 9.8  The Syndication Agent and the Administrative Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Agents, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against either Agent, as applicable, in such capacity except as are explicitly set forth herein or in the other Loan Documents.

SECTION 9.9  Documentation. The Lender identified on the signature pages of this Agreement as the “Documentation Agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document)

other than those applicable to all Lenders as such. Without limiting the foregoing, the Lender so identified as the “Documentation Agent” shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified as the “Documentation Agent” in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder. Additional Loans; Secured Indebtedness. The Administrative Agent, in its capacity as such and as Collateral Agent, agrees to enter into such amendments, modifications and supplements to the Loan Documents as, in the reasonable judgment of the Administrative Agent, shall be necessary to effect any Additional Revolving Loan Commitments or Additional Term Loan Commitments and the obligations of the Obligors in respect thereof to give the holder of any Indebtedness secured by Liens granted pursuant to Section 7.2.3(j) the benefits of the Liens granted under, and the rights of the Secured Parties under, each Pledge Agreement, the Subsidiary Guarantee and each Mortgage.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1  Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and each Obligor party thereto and by the Required Lenders; provided, however, that (i) subject to Section 2.2.2.,  no consent of any Lender (other than any Lender providing an Additional Revolving Loan Commitments or Additional Term Loan Commitments) shall be required in connection with any amendment or modification  required to effect such Additional Revolving Loan Commitments or Additional Term Loan Commitments and the obligations of the Obligors in respect thereof, (ii) no consent of any Lender shall be required in connection with any amendment or modification of any Loan Document required to give the holder of any Indebtedness secured by Liens permitted under Section 7.2.3(j) the benefits of the Liens granted under, and the rights of the Secured Parties under, each Pledge Agreement, the Subsidiary Guarantee and each Mortgage and (iii) any such amendment, modification or waiver of the type set forth below shall require the consent of the Person or Persons described below for such amendment, modification or waiver:

(a)           Unless consented to by each Lender, no such amendment, modification or waiver shall be effective if it would modify any requirement hereunder that any particular action be taken by all the Lenders, all the Lenders with respect to any Tranche of Loans or Commitments or by the Required Lenders, release AHC from its obligations under the AHC Guaranty and Pledge Agreement, release Holdco from its obligations under the Holdco Guaranty and Pledge Agreement, release any Subsidiary Guarantor or Subsidiary Guarantors that individually or in the aggregate constitute a Substantial Subsidiary from its or their obligations under the Subsidiary Guaranty (except as otherwise provided in the Subsidiary Guaranty), if any, or release all or substantially all of the collateral security (except in each case as otherwise specifically provided in this Agreement, any such Subsidiary Guaranty or a Pledge Agreement).

(b)           Unless consented to by each Lender adversely affected thereby, no such amendment, modification or waiver shall be effective if it would modify this Section 10.1 or clause (a) of Section 10.10, change the definition of “Required Lenders”, increase any Commitment Amount or the Percentage of any Lender (other than pursuant to Section 2.2.2), reduce any fees described in Section 3.3 (other than the administration fee referred to in Section 3.3.2) or extend the Revolving Loan Commitment Termination Date.

(c)           No such amendment, modification or waiver shall be effective if it would extend the Stated Maturity Date for any Loan or reduce the principal amount of or rate of interest on or fees payable in respect of any Loan or any Reimbursement Obligations (which shall in each case include the conversion of all or any part of the Obligations into equity of any Obligor), unless such amendment, modification or waiver shall have been consented to by the Lender which has made such Loan or, in the case of a Reimbursement Obligation, the Issuer owed, and those Lenders participating in, such Reimbursement Obligation.

(d)           No such amendment, modification or waiver shall be effective if it would affect adversely the interests, rights or obligations of any Agent, Issuer or Lead Arrangers (in its capacity as Agent, Issuer or Lead Arrangers), unless such amendment, modification or waiver shall have been consented to by such Agent, Issuer or Lead Arrangers, as the case may be.

(e)           No such amendment, modification or waiver shall be effective if it would amend, modify or waive the provisions of clause (a)(i)(A) of Section 3.1.1 or effect any amendment, modification or waiver that by its terms adversely affects the rights of Lenders participating in any Tranche differently from those of Lenders participating in other Tranches, unless such amendment, modification or waiver shall have been consented to by the holders of at least a majority of the aggregate amount of Loans outstanding under the Tranche or Tranches affected by such modification, or, in the case of a modification affecting the Revolving Loan Commitments, the Lenders holding at least a majority of the Revolving Loan Commitments.

No failure or delay on the part of any Lender Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

For purposes of this Section 10.1, the Syndication Agent, in coordination with the Administrative Agent, shall have primary responsibility, together with the Borrower, in the negotiation, preparation and documentation relating to any amendment, modification or waiver under this Agreement, any other Loan Document or any other agreement or document related hereto or thereto contemplated pursuant to this Section.

SECTION 10.2  Notices. All notices and other communications provided to any party under any Loan Document, unless otherwise expressly provided herein, shall be in writing or by facsimile and addressed, delivered or transmitted to such party (a) in the case of any Lender by any party other than the Administrative Agent, to such Lender in care of the Administrative Agent at its address or facsimile number set forth on Schedule II hereto (and the Administrative Agent shall promptly forward such notice to the address or facsimile number of such Lender set forth on Schedule II hereto or in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder), (b) in the case of any Lender by the Administrative Agent, to such Lender at its address or facsimile number set forth on its signature page hereto or in the Lender Assignment Agreement pursuant to which it became a party hereto or (c) in the case of any Agent or the Borrower, at its address or facsimile number set forth on Schedule II hereto, or, in any case, at such address or facsimile number as may be designated by such party in a notice to the other parties. Any such notice and other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

SECTION 10.3  Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of each of the Agents (including the reasonable fees and out-of-pocket expenses of (i) a single counsel to the Agents and (ii) local or foreign counsel, if any, who may be retained by such legal counsel to the Agents) in connection with

(a)           the syndication by the Syndication Agent and the Lead Arrangers of the Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document (whether or not executed or effective), including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b)           the filing, recording, refiling or rerecording of any Loan Document and/or any UCC financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of such Loan Document; and

(c)           the preparation and review of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save the Lender Parties harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions made hereunder or the issuance of any Notes or Letters of Credit or any other Loan Documents. The Borrower also agrees to reimburse each Lender Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by such Lender Party in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4  Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby, to the fullest extent permitted under applicable law, indemnifies, exonerates and holds each Lender Party and each of their respective Affiliates, and each of their respective partners, officers, directors, employees and agents, and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended from time to time, and any successor statute (collectively, the “Indemnified Parties”), free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses actually incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a)           any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b)           the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (excluding any successful action brought by or on behalf of the Borrower as the result of any failure by any Lender to make any Credit Extension hereunder);

(c)           any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the Capital Stock or assets of any Person, whether or not such Lender Party is party thereto;

(d)           any alleged or actual investigation, litigation or proceeding related to any environmental cleanup, audit or noncompliance with or liability under any Environmental Law relating to the use, ownership or operation by Holdco, the Borrower or any of their respective Subsidiaries of any Hazardous Material; or

(e)           the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property owned or operated by Holdco, the Borrower or any Subsidiary thereof of any Hazardous Material present on or under such property in a manner giving rise to liability at or prior to the time Holdco, the Borrower or such Subsidiary owned or operated such property (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Holdco, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct or any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of the Borrower or any of its Subsidiaries or any violation of Environmental Law that occurs on or with respect to any real property of the Borrower or any of its Subsidiaries to the extent occurring after such real property is transferred to any Indemnified

Person or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Holdco, the Borrower or any of the Borrower’s Subsidiaries. The Borrower and its permitted successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, any Lender Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, except to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party or arising out of any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of the Borrower or any of its Subsidiaries or any violation of Environmental Law that occurs on or with respect to any real property of the Borrower or any of its Subsidiaries to the extent occurring after such real property is transferred to any Indemnified Person or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Borrower’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrower, to the extent permitted under applicable law, with respect to the violation or condition which results in liability of such Indemnified Party. Notwithstanding anything to the contrary herein, each Lender Party shall be responsible with respect to any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of the Borrower or any of its Subsidiaries or any violation of Environmental Law that occurs on or with respect to any such real property to the extent it occurs after such real property is transferred to any Lender Party to its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Holdco, the Borrower or any of the Borrower’s Subsidiaries. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5  Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Sections 4.8 and 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 10.6  Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7  Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8  Execution in Counterparts; Effectiveness. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each of the parties hereto shall have been received by the Agents.

SECTION 10.9  Governing Law; Entire Agreement. THIS AGREEMENT, ANY NOTES AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each of the Agents and all Lenders, and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

SECTION 10.11  Sale and Transfer of Loans and Commitments; Participations in Loans. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons, on a non pro rata basis (except as provided below), in accordance with this Section 10.11.

SECTION 10.11.1  Assignments. Any Lender (the “Assignor Lender”),

(a)           with the prior written consents of the Borrower, the Administrative Agent and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) each Issuer (which consents (i) shall not be unreasonably delayed or withheld and (ii) of the Administrative Agent shall not be required in the case of assignments made by or to Credit Suisse or GSCP, the Administrative Agent or any of their Affiliates and (iii) of the Borrower shall not be required if an Event of Default shall have occurred and be continuing), may at any time assign and delegate to one or more commercial banks, other financial institutions, or funds which are primarily engaged in making, purchasing or investing in loans of the type made pursuant to this Agreement, and

(b)           with notice to the Borrower, the Administrative Agent and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) each Issuer, but without the consent of the Borrower, may assign and delegate to any of its Affiliates or Related Funds or to any other Lender or any Affiliate or Related Fund

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Assignor Lender’s Loans, participations in Letters of Credit and Letter of Credit Outstandings with respect thereto and Commitments (which assignment and delegation shall be, as among Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit, of a constant, and not a varying, percentage), in a minimum aggregate amount (except in the case of an assignment (x) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (y) to a Lender or an Affiliate of any Lender or a Related Fund) of, unless the Borrower and the Administrative Agent otherwise consent, (i) $5,000,000, in the case of Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit and (ii) $1,000,000, in the case of Term Loans; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in Section 4.6; provided, however, that (A) assignments that are made on the same day to funds that (x) invest in commercial loans and (y) are managed or advised by the same investment advisor or any Affiliate of such investment advisor may be treated as a single assignment for purposes of the minimum amount and (B) no minimum amount shall be required in the case of any assignment between two Lenders so long as the Assignor Lender has an aggregate amount of Loans and Commitments of at least $5,000,000 in the case of Revolving Loans and Revolving Loan Commitments, and $1,000,000, in the case of Term Loans following such assignment; provided, further, however, that if consent of the Borrower is required pursuant to this Section, the Borrower shall be deemed to have given such consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused in writing by the Borrower prior to such fifth Business Day;  and provided, further, however, that the Borrower, each other Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with such Assignor Lender in connection with the interests so assigned and delegated to an Assignee Lender until

(i)            written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Assignor Lender and such Assignee Lender,

(ii)           such Assignor Lender and Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), accepted by the Administrative Agent,

(iii)          the processing fees described below shall have been paid, and

(iv)          the Administrative Agent shall have registered such assignment and delegation in the Register pursuant to clause (b) of Section 2.7.

From and after the date that the Agents accept such Lender Assignment Agreement and such assignment and delegation is registered in the Register pursuant to clause (b) of Section 2.7, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Any Assignor Lender that shall have previously requested and received any Note or Notes in respect of any Tranche to which such assignment applies shall, upon acceptance by the Administrative Agent of the applicable Lender Assignment Agreement, mark such predecessor Note or Notes “exchanged” and deliver them to the Borrower (against, if the Assignor Lender has retained Loans or Commitments with respect to the applicable Tranche and has requested replacement Notes pursuant to clause (b)(ii) of Section 2.7, its receipt from the Borrower of replacement Notes in the principal amount of the Loans and Commitments of the applicable Tranche retained by it). The Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Notes. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Such Assignor Lender or such Assignee Lender (unless the Assignor Lender or the Assignee Lender is Credit Suisse or GSCP or one of their respective Affiliates) must also pay a processing and recordation fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) (other than simultaneous assignments to Related Funds, in which case such fee shall only be required to be paid once), unless such assignment and delegation by such Assignor Lender is to its Affiliate or Related Fund or if such assignment and delegation consists of a pledge by such Assignor Lender to a Federal Reserve Bank (or, in the case of an Assignor Lender who is an investment fund, to the trustee under the indenture to which such fund is a party), as provided below or as otherwise consented to by the Administrative Agent. Upon its receipt of a Lender Assignment Agreement, together with payments to the Administrative Agent of a processing fee, the Administrative Agent shall (i) promptly accept such Lender Assignment Agreement and (ii) record the information contained therein in the Register on the effective date thereof. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be treated as a participation made pursuant to Section 10.11.2. Nothing contained in this Section 10.11.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans or participate in Letters of Credit or Letter of Credit Outstandings) under this Agreement and/or its Loans and/or its Notes hereunder (i) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) in the case of a Lender that is an investment fund, to any agent or trustee for, or any other similar representative of, holders of obligations owed to, or securities issued by, such investment fund, as security for such obligations or securities, in either case without notice to or consent of the Borrower or the Agents; provided, however, that (A) such Lender shall remain a “Lender” under this Agreement and shall continue to be bound by the terms and conditions set forth in this Agreement and the other Loan Documents, and (B) any pledge or assignment by such trustee shall be subject to the provisions of clause (a) of this Section 10.11.1. In the event that S&P, Moody’s or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Lender with a Commitment to make Revolving Loans or participate in Letters of Credit becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), respectively, then the applicable Issuer or the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Agents, to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in this Section, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section) all its interests, rights and obligations in respect of its Revolving Loan Commitment under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made, and Letters of Credit participated in, by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 10.11.2  Participations. Any Lender may at any time, without consent of the Borrower, the Agents or each Issuer, sell to one or more commercial banks or other Persons (each such commercial bank and other Person being herein called a “Participant”) participating interests in any of the Loans, Commitments, participations in Letters of Credit and Letters of Credit Outstandings or other interests of such Lender hereunder; provided, however, that

(a)           no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

(b)           such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c)           the Borrower and each other Obligor and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)           no Participant, unless such Participant is an Affiliate or Related Fund of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, agree to (i) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (ii) a decrease in the principal amount, or an extension of the final Stated Maturity Date, of any Loan in which such Participant has purchased a participating interest or (iii) a release of all or substantially all of the collateral security under the Loan Documents or any Subsidiary Guarantor or Subsidiary Guarantors that individually or in the aggregate constitute a Substantial Subsidiary from its or their obligations under the Subsidiary Guaranty, in each case except as otherwise specifically provided in a Loan Document; and

(e)           the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees, subject to clause (e) above, that, to the fullest extent permitted under applicable law, each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender.

SECTION 10.12  Other Transactions. Nothing contained herein shall preclude any Lender Party from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13  Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWER RELATING THERETO SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED UNDER

APPLICABLE LAW) SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 10.14  Waiver of Jury Trial. THE LENDER PARTIES AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWER RELATING THERETO. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

SECTION 10.15  Confidentiality. The Lender Parties shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Borrower or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, Affiliates, Related Funds, investment advisors or Affiliates thereof, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide transferee, participant or assignee, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors, or in connection with the exercise of remedies under a Loan Document, or as requested or required by any governmental or regulatory agency, any rating agency or the National Association of Insurance Commissioners, or representative of any thereof or pursuant to legal process; provided, however, that

(a)           unless specifically prohibited by applicable law or court order, each Lender Party shall promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender Party by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

(b)           prior to any such disclosure pursuant to this Section 10.15, each Lender Party shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

(i)            to be bound by this Section 10.15; and

(ii)           to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 10.15; and

(c)           except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

SECTION 10.16  Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 200 1)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 10.17  Public Information. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lender Parties materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”); and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as it is the issuer of any outstanding debt or equity securities that are registered or are issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the other Lender Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute non-public information, they shall be treated as set forth in Section 10.15) (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADVANSTAR COMMUNICATIONS INC.

By:	/s/ DAVID W. MONTGOMERY
	Name:	David W. Montgomery
	Title:	VP—Finance, CFO & Secretary

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger, Joint Book Runner and Syndication Agent

By:	/s/ LAURI SIVASLIAN
	Name:	Lauri Sivaslian
	Title:	Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Book Runner and as a Lender

By:	/s/ WILLIAM W. ARCHER
	Name:	William W. Archer
	Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as the Administrative Agent and a Lender

By:	/s/ JUDITH E. SMITH
	Name:	Judith E. Smith
	Title:	Director

By:	/s/ DOREEN BARR
	Name:	Doreen Barr
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION as the Documentation Agent and as a Lender

By:	/s/ KYLE R. HOLTZ
	Name:	Kyle R. Holtz
	Title:	Vice President

NATEXIS BANQUES POPULAIRES, as a Lender

By:	/s/ ELIZABETH A. HARKER
	Name:	Elizabeth A. Harker
	Title:	Vice President

By:	/s/ CYNTHIA E. SACHS
	Name:	Cynthia E. Sachs
	Title:	VP, Group Manager

SCHEDULE II

Percentages and Administrative Information

Borrower:

Advanstar Communications Inc.
131 West First Street
Duluth, MN 55802
(218)723-9200
(218) 723-9437 (Fax)
Attn:  Dave Montgomery

Lender	Revolving Loan Commitment	Initial Term Loan Commitment	Address for Notices (other than Notices relating to LIBO Rate Loans)	LIBOR Office
GOLDMAN SACHS CREDIT PARTNERS L.P.	30%	0%	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attention: Philip Green Telephone: 212-357-7570 Telecopier: 212-357-4597 Attention: Pedro Ramirez Telephone: 917-343-8319 Telecopier: 212-357-6240	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attention: Philip Green Telephone: 212-357-7570 Telecopier: 212-357-4597 Attention: Pedro Ramirez Telephone: 917-343-8319 Telecopier: 212-357-6240
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	30%	0%	One Madison Avenue New York, NY 10010 Attention: Thomas Lynch Telephone: 212-325-9205 Telecopier: 212-325-8304	One Madison Avenue New York, NY 10010 Attention: Thomas Lynch Telephone: 212-325-9205 Telecopier: 212-325-8304

WELLS FARGO BANK, NATIONAL ASSOCIATION.	30%	0%	90 South 7th St. Minneapolis, MN 55402 Attention: Kyle Holtz Telephone: 612-667-5558 Telecopier: 612-667-0505 Attention: Diane Nunberg Telephone: 612-667-5848 Telecopier: 612-667-0505	90 South 7th St. Minneapolis, MN 55402 Attention: Kyle Holtz Telephone: 612-667-5558 Telecopier: 612-667-0505 Attention: Diane Nunberg Telephone: 612-667-5848 Telecopier: 612-667-0505
NATEXIS BANQUES POPULAIRES	10%	100%

1251 Avenue of the
Americas, 34th Floor
New York, NY 10020
Attention: Elizabeth Harker
Telephone: 212-872-5124
Telecopier: 212-872-5163
Attention: Miguel Montalvo
Telephone: 212-872-5043
Telecopier: 212-656-1006

1251 Avenue of the
Americas, 34th Floor
New York, NY 10020
Attention: Elizabeth Harker
Telephone: 212-872-5124
Telecopier: 212-872-5163
Attention: Miguel Montalvo
Telephone: 212-872-5043
Telecopier: 212-656-1006